                                                                    Exhibit 10.3

================================================================================



                   SENIOR SUBORDINATED INCREASING RATE NOTES




                             NOTE PURCHASE AGREEMENT

                                   dated as of

                                  May 15, 1998

                                      among

                             OGLEBAY NORTON COMPANY,

                                       and

                           THE GUARANTORS PARTY HERETO

                                       and

                             CIBC OPPENHEIMER CORP.,
                                  as Purchaser



================================================================================

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

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
SECTION 1.1.    Definitions ..........................................  1
SECTION 1.2.    Other Definitions .................................... 30
SECTION 1.3.    Accounting Terms and Determinations .................. 31
SECTION 1.4.    Rules of Construction ................................ 31

                                   ARTICLE II

                         PURCHASE AND SALE OF SECURITIES

SECTION 2.1.    Commitment to Purchase ............................... 31
SECTION 2.2.    Notice of Purchase ................................... 32
SECTION 2.3.    Purchase of Notes .................................... 32
SECTION 2.4.    Termination of Commitment ............................ 33
SECTION 2.5.    Optional Redemption .................................. 33
SECTION 2.6.    Conversion ........................................... 34
SECTION 2.7.    Interest Rate......................................... 34

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS

SECTION 3.1.    Organization.......................................... 35
SECTION 3.2.    Capitalization; Equity Ownership ..................... 35
SECTION 3.3.    Authority ............................................ 36
SECTION 3.4.    Financing Documents .................................. 36
SECTION 3.5.    SEC Documents; Acquisition Documents;
                  Financial Statements ............................... 37
SECTION 3.6.    Solvency ............................................. 38
SECTION 3.7.    Absence of Certain Changes ........................... 39
SECTION 3.8.    No Violation ......................................... 40
SECTION 3.9.    Title and Condition of Properties and
                 Assets; Adequacy .................................... 41
SECTION 3.10.   Leased Property ...................................... 41
SECTION 3.11.   Material Contracts ................................... 41
SECTION 3.12.   Litigation ........................................... 42
SECTION 3.13.   Patents, Copyrights and Trademarks ................... 42
SECTION 3.14.   Compliance with Laws, Etc............................. 43
SECTION 3.15.   Governmental Authorizations and
                  Regulations ........................................ 43


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

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
SECTION 3.16.   Labor Matters ........................................ 43
SECTION 3.17.   Relationships ........................................ 44
SECTION 3.18.   Environmental Matters ................................ 45
SECTION 3.19.   Brokers .............................................. 46
SECTION 3.20.   Tax Matters .......................................... 46
SECTION 3.21.   Investment Company; Public Utility
                 Holding Company ..................................... 47
SECTION 3.22.   ERISA ................................................ 47
SECTION 3.23.   Securities Matters ................................... 49
SECTION 3.24.   Insurance ............................................ 49
SECTION 3.25.   Employees ............................................ 50
SECTION 3.26.   Payments ............................................. 50
SECTION 3.26.   Guarantees ........................................... 50
SECTION 3.27.   Representations and Warranties in
                 Acquisition Agreement and Senior
                 Credit Facility ..................................... 50

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 4.1.    Purchaser Representations ............................ 51

                                    ARTICLE V

                   CONDITIONS PRECEDENT TO PURCHASE OF NOTES

SECTION 5.1.    Conditions to Purchaser's Obligations at
                 Each Time of Purchase ............................... 52
SECTION 5.2.    Conditions to Purchaser's Obligations at
                  the Initial Time of Purchase ....................... 55
SECTION 5.3.    Conditions to Purchaser's Obligations at
                  the Second Time of Purchase ........................ 56
SECTION 5.4.    Certificates ......................................... 56

                                   ARTICLE VI

                                    COVENANTS

SECTION 6.1.    Information .......................................... 57
SECTION 6.2.    Payment of Obligations ............................... 58
SECTION 6.3.    Inspection of Property, Books and
                 Records ............................................. 58
SECTION 6.4.    Investment Company Act ............................... 58
SECTION 6.5.    Waiver of Stay, Extension or Usury Laws .............. 59
SECTION 6.6.    Taxes ................................................ 59
SECTION 6.7.    Limitation on Restricted Payments .................... 59

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                                                                      ----




SECTION 6.8.    Limitation on Incurrence of Indebtedness ............. 62
SECTION 6.9.    Limitation on Liens .................................. 64
SECTION 6.10.   Limitation on Asset Sales ............................ 64
SECTION 6.11.   Limitation on Transactions with
                  Affiliates ......................................... 66
SECTION 6.12.   Limitation on Restrictions Affecting
                  Restricted Subsidiaries ............................ 67
SECTION 6.13.   Designation of Unrestricted Subsidiaries ............. 68
SECTION 6.14.   Limitation on the Issuance and Sale of
                  Capital Stock of Restricted
                  Subsidiaries ....................................... 69
SECTION 6.15.   Change of Control .................................... 70
SECTION 6.16.   Limitation on Preferred Equity Interests
                 of Restricted Subsidiaries .......................... 71
SECTION 6.17.   Additional Guarantees ................................ 71
SECTION 6.18.   Limitation on Sale and Leaseback
                 Transactions ........................................ 71
SECTION 6.19.   Payments for Consent ................................. 72
SECTION 6.20.   Legal Existence ...................................... 72
SECTION 6.21.   Maintenance of Properties; Insurance;
                 Compliance with Law; Conduct of
                 Business ............................................ 72
SECTION 6.22.   Reports to Holders ................................... 73
SECTION 6.23.   Use of Proceeds ...................................... 74
SECTION 6.24.   Permanent Financing; Resale .......................... 74
SECTION 6.25.   Restrictions on Certain Amendments ................... 76

                                   ARTICLE VII

                              SUCCESSOR CORPORATION

SECTION 7.1.    Limitation on Consolidation, Merger and
                  Sale of Assets ..................................... 76
SECTION 7.2.    Successor Person Substituted ......................... 78

                                  ARTICLE VIII

                            LIMITATION ON TRANSFERS

SECTION 8.1.    Restrictions on Transfer ............................. 78
SECTION 8.2.    Restrictive Legends .................................. 79
SECTION 8.3.    Notice of Proposed Transfers ......................... 79

                                   ARTICLE IX

                                EVENTS OF DEFAULT

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                                                                      ----




SECTION 9.1.    Events of Default ....................................  80
SECTION 9.2.    Acceleration .........................................  82
SECTION 9.3.    Powers and Remedies Cumulative .......................  83
SECTION 9.4.    Waiver of Past Defaults and Events of
                 Default .............................................  83
SECTION 9.5.    Rights of Holders to Receive Payment .................  84
SECTION 9.6.    Restoration of Rights and Remedies ...................  84

                                    ARTICLE X

                               GUARANTEE OF NOTES

SECTION 10.1.   Guarantee ............................................  84
SECTION 10.2.   Execution and Delivery of Guarantees .................  85
SECTION 10.3.   Limitation of Subsidiary Guarantees ..................  85
SECTION 10.4.   Release of Guarantor .................................  86
SECTION 10.5.   Guarantee Obligations Subordinated to
                 Guarantor Senior Indebtedness .......................  86
SECTION 10.6.   Payment Over of Proceeds upon
                 Dissolution, etc., of a Guarantor ...................  87
SECTION 10.7.   Suspension of Guarantee Obligations When
                 Guarantor Senior Indebtedness in
                 Default .............................................  88
SECTION 10.8.   Subrogation to Rights of Holders of
                 Guarantor Senior Indebtedness .......................  91
SECTION 10.9.   Guarantee Subordination Provisions
                 Solely To Define Relative Rights ....................  91
SECTION 10.10.  Application of Certain Article XI
                 Provisions ..........................................  92

                                   ARTICLE XI

                             SUBORDINATION OF NOTES

SECTION 11.1.   Notes Subordinate to Senior Indebtedness .............  93
SECTION 11.2.   Payment Over of Proceeds upon
                 Dissolution, etc ....................................  93
SECTION 11.3.   Suspension of Payment When Senior
                  Indebtedness in Default ............................  95
SECTION 11.4.   Subrogation to Rights of Holders of
                  Senior Indebtedness ................................  97
SECTION 11.5.   Provisions Solely To Define Relative
                 Rights ..............................................  97

                                                                      Page
                                                                      ----




SECTION 11.6.   No Waiver of Subordination Provisions ................  98
SECTION 11.7.   Reliance on Judicial Order or
                 Certificate of Liquidating Agent ....................  99
SECTION 11.8.   No Suspension of Remedies ............................  99

                                   ARTICLE XII

                                  MISCELLANEOUS

SECTION 12.1.   Notices .............................................. 100
SECTION 12.2.   No Waivers ........................................... 100
SECTION 12.3.   Indemnification ...................................... 101
SECTION 12.4.   Expenses; Documentary Taxes .......................... 104
SECTION 12.5.   Payment .............................................. 104
SECTION 12.6.   Register ............................................. 104
SECTION 12.7.   Successors and Assigns ............................... 104
SECTION 12.8.   New York Law; Submission to
                 Jurisdiction; Waiver of Jury Trial .................. 105
SECTION 12.9.   Independence of Representations,
                 Warranties and Covenants ............................ 105
SECTION 12.10.  Severability ......................................... 105
SECTION 12.11.  Entire Agreement; Benefit ............................ 106
SECTION 12.12.  Headings ............................................. 106
SECTION 12.13.  Counterparts ......................................... 106
SECTION 12.14.  Effectiveness ........................................ 106

SIGNATURE PAGES



Schedules
---------

Schedule 3.3   - Documents
Schedule 3.5   - Dividends
Schedule 3.7   - Compensation Matters
Schedule 3.8   - Violations
Schedule 3.10  - Leased Property
Schedule 3.11  - Material Contracts
Schedule 3.12  - Litigation
Schedule 3.13  - Intellectual Property Rights
Schedule 3.15  - Governmental Authorizations, etc.
Schedule 3.16  - Labor Matters
Schedule 3.17  - Business Relationships
Schedule 3.25  - Employee Matters
Schedule 3.27A - Non-Guarantor Subsidiaries
Schedule 3.27B - Foreign Subsidiaries
Schedule 6.11  - Existing Affiliate Transactions
Schedule 6.12  - Existing Dividend Restrictions

Exhibits
--------
                                                                Page
                                                                ----

Exhibit A   - Form of Note
Exhibit B   - Form of Guarantee
Exhibit C   - Form of Purchase Request
Exhibit D-1 - Form of Opinion of Jones, Day, Reavis &
                Pogue
Exhibit D-2 - Form of Opinion of Stikeman, Elliott
Exhibit D-3 - Form of Opinion of Thompson Hine & Flory
                LLP
Exhibit E - Form of Registration Rights Agreement
Exhibit F - Form of Joinder Agreement
Exhibit G - Form of Assumption Agreement

                             NOTE PURCHASE AGREEMENT


        NOTE PURCHASE AGREEMENT dated as of May 15, 1998 ("AGREEMENT") between Oglebay Norton Company, a Delaware corporation, and CIBC Oppenheimer Corp.

        The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


        SECTION 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

        "ACQUIRED ENTITIES" means Global and its Subsidiaries .

        "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Indebtedness was not incurred in connection with, or in contemplation of, such Asset Acquisition, such Person becoming a Restricted Subsidiary or such merger or consolidation.

        "ACQUISITION AGREEMENT" means the Pre-Merger Agreement, dated April 15, 1998, between Original ONC and Global, including all schedules, annexes and other attachments thereto.

        "ADDITIONAL INTEREST" has the meaning provided in Section 4(a) of the Registration Rights Agreement.

        "ADJUSTED NET ASSETS" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Guarantor under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

        "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Affiliates of any Person shall include each director or executive officer of such Person and each other Person that beneficially owns 10% or more of the Voting Equity Interests of such Person.

        "AMEND" means amend, modify, supplement, restate or amend and restate, including successively; and "AMENDING" and "AMENDED" have correlative meanings.

        "ASSET ACQUISITION" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated, merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

        "ASSET SALE" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, by way of any merger, consolidation or Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary or (ii) other than in the ordinary course of business, any other property or asset of the Company or any Restricted Subsidiary (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings) . The term "ASSET SALE" shall not include (a) any transaction consummated in compliance with Section 7.1; PROVIDED, HOWEVER, that any transaction consummated in compliance with Section 7.1 involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company and the Restricted Subsidiaries shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in the business of the Company or any Restricted Subsidiary, as the case may be; and (c) any Restricted Payment permitted by Section 6.7. In addition, solely for purposes of Section 6.10, sales, conveyances, transfers, leases or other dispositions of properties or assets in a single transaction or series of transactions involving assets with a fair market value of less than $2.0 million shall be deemed not to be an Asset Sale.

        "ASSUMPTION AGREEMENT" means an assumption agreement, substantially in the form of EXHIBIT G.

        "ATTRIBUTABLE INDEBTEDNESS" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined by the Board of Directors of the Company) and (ii) the present value of the total obligations (discounted at a rate of 10%, compounded annually) of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended) .

        "AVAILABILITY PERIOD" means the period from and including the date hereof to and including the Expiration Date.

        "BANKRUPTCY LAW" means Title 11 of the United States Code entitled "Bankruptcy" or any other Law relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

        "BANKRUPTCY ORDER" means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorgani-zation, or appointing a custodian of a debtor or of all or any substantial part of a debtor's property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

        "BOARD OF DIRECTORS" means (i) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (ii) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor) and (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

        "BOARD RESOLUTION" means a copy of a resolution certified pursuant to an Officers' Certificate to have been duly adopted by the Board of Directors of the Company and to be in full force and effect, and delivered to Purchaser.

        "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which (i) commercial banks in the City of New York are authorized or required by law to close or (ii) the New York Stock Exchange is not open for trading.

        "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

        "CASH EQUIVALENTS" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; and (e) commercial paper rated P-1, A-1 or the equiva-lent thereof by Moody's or S&P, respectively, and in each case maturing within six months after the date of acquisition.

        "CHANGE OF CONTROL" shall mean the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (a) any Person or "group" (1) is or becomes the "beneficial owner," directly or indirectly, of Equity Interests representing 50% or more of the total voting power of the Voting Equity Interests of the Company or representing 50% or more of the equity of the Company or (2) has the power, directly or indirectly, to elect a majority of the members of the Board of Directors of the Company; (b) the Company consolidates with, or merges with or into, another Person or the Company or one or more Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person (other than a Wholly Owned Restricted Subsidiary), or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Person or Persons that "beneficially owned," directly or indirectly, Equity Interests representing a majority of the Voting Equity Interests of the Company or representing 50% or more of the equity of the Company immediately prior to such transaction, "beneficially own," directly or indirectly, Equity Interests representing a majority of the total voting power of the Voting Equity Interests or representing 50% or more of the equity of the surviving or transferee Person; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the stockholder of the Company or whose nomination for election by the Board of Directors of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) there shall occur the liquidation or dissolution of the Company or the stockholders of the Company shall approve such liquidation or dissolution. For purposes of this definition, (I) "group" has the meaning under
Section 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b) (1) under the Exchange Act, and (II) "beneficial ownership" has the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise.

        "CLOSING DATE" means the initial Time of Purchase.

        "CODE" means the Internal Revenue Code of 1986.

        "COMMISSION" means the Securities and Exchange Commission.

        "COMMITMENT" means Purchaser's obligations under Section 2.1.

        "COMMITMENT AMOUNT" means $100,000,000.

        "COMMITMENT LETTER" means the Commitment Letter, dated May 8, 1998, between Original ONC and Purchaser, relating to Purchaser's commitment to purchase up to $100.0 million aggregate principal amount of senior subordinated increasing rate notes, together with the related indemnity letter dated the same date.

        "COMMON EQUITY INTERESTS" means any Equity Interests other than Preferred Equity Interests.

        "COMPANY" means (i) prior to the Reorganization, Original ONC and (ii) after the Reorganization and the assumption by New ONC of the Company's obligations under the Financing Documents in accordance with Section 7.1, New ONC.

        "CONSOLIDATED EBITDA" means, for any period, the sum (without duplication) of (i) Consolidated Net Income plus (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges and (D) debt prepayment premiums or penalties paid, and other transaction costs incurred, in connection with the Transactions less (iii) any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP. At any time of determination, "Consolidated EBITDA" shall be calculated for the four full fiscal quarter period of the Company for which financial statements are avail-able at the date of determination ending at or prior to such time of determination after giving pro forma effect to include the results of operations of any Person or assets subject to an Asset Acquisition by the Company or any Restricted Subsidiary since the beginning of such four quarter period and at or prior to such time of determination (to the extent such results of operations are confirmed by audited financial or other information satisfactory to Purchaser) and to exclude the results of operations of any Person or assets subject to an Asset Sale by the Company or any Restricted Subsidiary since the beginning of such period and at or prior to such time of determination.

        "CONSOLIDATED FIXED CHARGES" means, for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus (ii) the product of (x) the amount of all cash dividend payments on any series of Preferred Equity Interests of the Company or any Restricted Subsidiary paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal. At any time of determination, "Consolidated Fixed Charges" shall be calculated for the four full fiscal quarter period of the Company for which financial statements are available at the date of determination ending at or prior to such time of determination after giving pro forma effect to the incurrence or repayment of any Indebtedness of the Company or any Restricted Subsidiary giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital credit facilities) since the beginning of such four quarter period and at or prior to such time of determination, as if such incurrence or repayment, as the case may be, occurred on the first day of such four quarter period.

        "CONSOLIDATED INTEREST EXPENSE" means, for any period, the sum of, without duplication: (i) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) any amortization of debt discount,
(b) the net costs under Interest Rate Protection Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation, but excluding amortization or write-off of deferred financing costs; and (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the

Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "CONSOLIDATED NET INCOME" means, with respect to any period, the net income of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) all extraordinary, unusual or non-recurring gains or losses for such period, (b) all gains or losses from Asset Sales (net of taxes, fees and expenses relating to the transaction giving rise thereto) during such period; (c) that portion of such net income derived from or in respect of investments in Persons other than Restricted Subsidiaries, except to the extent actually received in cash by the Company or (subject to the provisions of clause (f) of this definition) any Restricted Subsidiary; (d) the portion of such net income (or loss) allocable to minority interests in any Person (other than a Restricted Subsidiary) for such period, except to the extent the Company's allocation portion of such Person's net income for such period is actually received in cash by the Company (subject to the provisions of clause (f) of this definition or any Restricted Subsidiary); (e) the net income (or loss) of any other Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and (f) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or the holders of its Equity Interest.

        "CONSOLIDATED NON-CASH CHARGES" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "CONSOLIDATED TANGIBLE ASSETS" means, at any time, the total amount of assets of the Company and the Restricted Subsidiaries, less all goodwill, trade names, trademarks, pat-ents, unamortized debt discount and expense and all other intangibles, all as set forth on the most recent consolidated balance sheet of the Company delivered to the Holders and calculated in accordance with GAAP.

        "CONVERSION DATE" means the date which is 120 days after the Closing
Date.

        "CURRENCY AGREEMENT" shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

        "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "DESIGNATED SENIOR INDEBTEDNESS" means (a) any Senior Indebtedness under the Senior Credit Facility and (b) any other Senior Indebtedness which at the time of determination exceeds $25 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the Holders have been given written notice of such designation.

        "DISINTERESTED DIRECTOR" means a member of the Board of Directors of the Company who does not have any direct or indirect financial interest in or with respect to the transaction being considered.

        "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

        "DISQUALIFIED EQUITY INTEREST" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, on or prior to the earlier of the Final Maturity Date; PROVIDED, HOWEVER, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require the Company to redeem such Equity Interests upon the occurrence of a change in control occurring on or prior to the Final Maturity Date shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to the holders of such Equity Interests than Section 6.15 and such Equity Interests specifically provide that the Company will not redeem any such Equity Interests pursuant to such provisions prior to the Company's repurchase of the Notes as are required to be repurchased pursuant to the Section 6.15.

        "ENGAGEMENT LETTER" means the Engagement Letter, dated May 8, 1998, between Original ONC and Purchaser, together with the related indemnity letter dated the same date.

        "ENVIRONMENT" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor air location and all natural resources such as flora, fauna and wetlands.

        "ENVIRONMENTAL CLAIM" means any notice, claim, demand, complaint, suit or other communication by any person alleging potential or actual liability (including, without limitation, liability for response or corrective action or damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of any Hazardous Material or (2) any violation, or alleged violation, of any applicable Environmental Law.

        "ENVIRONMENTAL LAW" means the Comprehensive Environmental Response, Compensation and Liability Act, ("CERCLA"), the Resource Conservation and Recovery Act of 1976 and any other applicable federal, state, local, or foreign statute, rule, regulation, order, judgment, directive, decree, permit, license or common law as in effect now or at any time during the term of this Agreement, and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the Environment, or human health or safety.

        "ENVIRONMENTAL PERMIT" means any permit, license, registration, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

        "EQUITY INTEREST" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

        "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

        "EXPIRATION DATE" means (a) June 30, 1998 if no Notes have been issued (other than as a result of Purchaser's failure to fulfill its obligations hereunder) and (b) with respect to the commitment under Section 2.1(ii) (but only if the Expiration Date did not occur on June 30, 1998), September 8, 1998.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

        "EXISTING BUSINESS" means a business of the ONC Entities or the Acquired Entities conducted on the date hereof or any activity reasonably related thereto.

        "FAIR MARKET VALUE" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. For purposes of Sections 6.7 and 6.10, fair market value shall be determined in good faith by the Board of Directors of the Company, which determination shall be evidenced by a Board Resolution delivered to the Holders.

        "FINAL MATURITY DATE" means the tenth anniversary of the Closing Date.

        "FINANCING DOCUMENTS" means this Agreement, the Registration Rights Agreement, the Notes and the Guarantees.

        "FOREIGN SUBSIDIARY" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and, following the Reorganization, with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside the United States of America and jurisdictions outside the United States of America.

        "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

        "GLOBAL" means Global Stone Corporation, a Canada corporation.

        "GLOBAL ACQUISITION" means the acquisition of all of the Equity Interests of Global pursuant to the Tender Offer and, if not all such Equity Interests are tendered in the Tender Offer, the acquisition of the remaining Equity Interests in the manner described in the Tender Offer Documents.

        "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, securities exchange, commission, department or instrumentality thereof or therein, including any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

        "GUARANTEE" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include any agreement to maintain or preserve any other person's financial condition or to cause any other Person to achieve certain levels of operating results.

        "GUARANTEE" means, as the context may require, individually, a guarantee, or collectively, any and all guarantees, of the Obligations of the Company under this Agreement and the Notes by each Guarantor, if any, pursuant to Article X.

        "GUARANTOR" means (i) each Person listed as such on the signature pages hereof as a "Guarantor" and (ii) each Person that becomes a Guarantor pursuant to Section 6.17, until, in each case, the Guarantee of such Person is released in accordance with this Agreement.

        "GUARANTOR SENIOR INDEBTEDNESS" means, with respect to any Guarantor, all Obligations due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Obligations of such Guarantor owed to lenders under the Senior Credit Facility; (b) all obligations of such Guarantor with respect to any Interest Rate Protection Obligation; (c) all obligations of such Guarantor to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments; (d) all other Indebtedness of such Guarantor which does not provide that it is to rank PARI PASSU with or subordinate to the Guarantee of such Guarantor; and (e) all deferrals, refinancings and extensions of, and amendments to, any of the Guarantor Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include, with respect to any Guarantor, (i) Indebtedness of such Guarantor to any of its Subsidiaries, or to any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries; (ii) Indebtedness represented by the Guarantees; (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any other obligations of such Guarantor; (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business; (v) Indebtedness incurred in violation of this Agreement; (vi) Indebtedness represented by Disqualified Capital Stock; and (vii) any Indebtedness owed to, or guaranteed on behalf of, any stockholder, director, officer or employee of any ONC Entity.

        "HAZARDOUS MATERIAL" means any pollutant, contaminant or hazardous, toxic, or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including any asbestos, any petroleum, oil (including crude oil or any fraction thereof) , any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, and any other substance that gives rise to liability under any Environmental Law.

        "IN THE ORDINARY COURSE OF BUSINESS" means in the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

        "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "INCURRENCE," "INCURRED" and "INCURRING" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary shall be deemed to be incurred at such time.

        "INDEBTEDNESS" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, extensions and refinancings of, or amendments to, any liability of the kind described in any of the preceding clauses (a) through
(g) above. Indebtedness (i) shall never be calculated taking into account any cash and cash equivalents held by such Person; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination determined in accordance with GAAP; and (iv) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company and any Preferred Equity Interests of any Restricted Subsidiary.

        "INDEPENDENT FINANCIAL ADVISOR" means a nationally recognized accounting, appraisal, investment banking firm or consultant (i) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "IN REST" means, with respect to the Notes, the sum of any interest and any Additional Interest on the Notes.

        "INTEREST PAYMENT DATES" means each January 15 and July 15, commencing July 15, 1998.

        "INTEREST RATE PROTECTION OBLIGATIONS" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "INVESTMENT" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, PLUS the cost of all additions thereto, and MINUS the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors of the Person making such transfer.

        "JOINDER AGREEMENT" means a Joinder Agreement, substantially in the form of EXHIBIT F, pursuant to which a Restricted Subsidiary shall become a Guarantor hereunder.

        "LAWS" means any applicable federal, state, local or foreign statutes, laws, codes, common law rules, ordinances, rules, regulations, permits, licensing or other requirements or any judicial or administrative decision of any Governmental Authority.

        "LIEN" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof) and any agreement to give any of the foregoing.

        "MAJORITY HOLDERS" means (i) at any time prior to the 90th day following the Closing Date, Purchaser and (ii) at any time thereafter, the Holders of more than 50% in aggregate principal amount of the Notes outstanding at such time.

        "MARKET DISRUPTION EVENT" means (i) any suspension of trading in securities generally on the New York, American or Toronto Stock Exchanges, or any setting of minimum or maximum prices for trading on any such exchange; (ii) any banking moratorium declared by U.S. Federal or New York authorities; or
(iii) any outbreak or escalation of hostilities between the United States and any foreign power or an outbreak or escalation of any insurrection or amend conflict involving the United States or any other substantial national or international calamity or emergency, which in any case under this clause (iii), makes it, in Purchaser's judgment, impracticable or inadvisable to purchase Notes.

        "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or properties of the Company and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the legality, validity, binding effect or enforceability of any Financing Document or the rights of the Holders or Purchaser thereunder or (iii) a material adverse effect on the ability of the Company to consummate the Global Acquisition.

        "MOODY'S" means Moody's Investors Service, Inc.

        "NET CASH PROCEEDS" means the aggregate proceeds in the form of cash or cash equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or cash equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or cash equivalents, net of (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities directly associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Subsidiary.

        "NEW ONC" means Oglebay Norton Holding Company, a newly formed Ohio corporation, to be renamed Oglebay Norton Company following the Reorganization.

        "NEWCO" means Oglebay Norton Acquisition Limited, a Canada corporation.

        "NON-PAYMENT EVENT OF DEFAULT" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

        "NOTES" means the Company's senior subordinated increasing rate notes substantially in the form set forth as EXHIBIT A in a maximum aggregate principal amount equal to $100, 000, 000.

        "OBLIGATIONS" means any principal, interest (including post-petition interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

        "OBLIGORS" means the Company and the Guarantors, collectively; and "OBLIGOR" means any of them.

        "OFFER" has the meaning set forth in the definition of "OFFER TO PURCHASE."

        "OFFER EXPIRATION DATE" has the meaning set forth in the definition of "Offer to Purchase."

        "OFFER TO PURCHASE" means a written offer (the "OFFER") sent by or on behalf of the Company by first-class mail, postage prepaid, to each Holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Agreement). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "OFFER EXPIRATION DATE") of the Offer to Purchase, which shall be not less than 30 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "PURCHASE DATE") for purchase of Notes to occur no later than five Business Days after the Offer Expiration Date. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase. Such information shall include, at a minimum, (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the document required to be delivered to Holders pursuant to
Section 6.22 (which re-
quirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate PRO FORMA financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

                (1) the Section of this Agreement pursuant to which the Offer to Purchase is being made;

                (2) the Offer Expiration Date and the Purchase Date;

                (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of this Agreement requiring the Offer to purchase) (the "PURCHASE AMOUNT")

                (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (the "PURCHASE PRICE")

                (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

                (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

                (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

                (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

                (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Note being, if the Company so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or his attorney duly authorized in writing);

                (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company receives, not later than the close of business on the fifth Business Day next preceding the Offer Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of its tender;

                (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount at maturity or integral multiples thereof shall be purchased); and

                (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

        An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

        "OFFICER," with respect to any Person, means the Chief Executive Officer, the President, any Vice President and the Chief Financial Officer, the Treasurer or the Secretary of such Person, or any other officer designated by the Board of Directors of such Person, as the case may be.

        "OFFICERS' CERTIFICATE" means, with respect to any Person, a certificate signed by the Chief Executive Officer or the President and the Chief Financial Officer, the Treasurer or the Assistant Treasurer of such Person that shall comply with applicable provisions of this Agreement. Each Officers' Certificate with respect to the satisfaction of a condition precedent shall state (i) that the signers have read such condition and any definitions or provisions contained in the Financing Documents relating thereto, (ii) that they have made or have caused to be made such examination or investigation as is necessary, in the opinion of the signers, to enable them to express an informed opinion as to whether or not such condition has been complied with and (iii) whether, in the opinion of the signers, such condition has been complied with.

        "ONC ENTITIES" means the Obligors and their respective Subsidiaries, collectively; and "ONC ENTITY" means any of them.

        "ORDERS" means any judgment, decree, order, regulation, injunction, writ or rule of any Governmental Authority applicable to any Obligor or any of their respective Subsidiaries.

        "ORIGINAL ONC" means Oglebay Norton Company, a Delaware corporation, to be renamed ONCO Transportation Company following the Reorganization.

        "PAYMENT DEFAULT" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Indebtedness.

        "PERMANENT FINANCING" means any debt securities of the Company issued pursuant to the Engagement Letter for gross cash proceeds at least equal to the greater of (x) $85,000,0000 and (y) the aggregate principal amount of Notes then outstanding.

        "PERMITS" means all licenses, permits, exemptions, registrations, filings and approvals of or with Governmental Authority.

        "PERMITTED INVESTMENTS" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) loans and advances to employees made in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; (d) Interest Rate Protection Obligations and Currency Agreements permitted under Section 6.8(b)
(vi); and (e) Investments in promissory notes issued to the Company or any Restricted Subsidiary as consideration in Asset Sales made in compliance with
Section 6.10; PROVIDED, HOWEVER, that the aggregate principal amount of such promissory notes outstanding shall not exceed the greater of (x) $10.0 million and (y) 2.0% of Consolidated Tangible Assets.

         "PERMITTED LIENS" means (a) Liens on property of a Person existing at the time such Person is acquired by, or merged into or consolidated with, the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such acquisition, merger or consolidation; (b) Liens existing on the date hereof; (c) Liens securing Purchase Money Indebtedness incurred pursuant to
Section 6.8(b) (iv); PROVIDED, HOWEVER, that (i) such Liens do not extend to any assets of the Company or any Restricted Subsidiary other than the assets acquired with the proceeds of such Indebtedness (and improvements thereto or thereon) and (ii) such Liens attach within 90 days of the incurrence of such Indebtedness or such improvement; (d) Liens to secure any Permitted Refinancings, in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other assets (other than improvements thereto); (e) Liens securing letters of credit entered into in the ordinary course of business; (f) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (g) other statutory Liens incidental to the conduct of business or the ownership of property and assets by the Company or any Restricted Subsidiary which (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) which do not in the aggregate materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Company or any Restricted Subsidiary; (h) easements, rights of way or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Company or any Restricted Subsidiary; and (i) Liens securing Senior Indebtedness.

        "PERMITTED REFINANCING" means, with respect to any Indebtedness, Indebtedness to the extent representing a refinancing of such Indebtedness; PROVIDED, HOWEVER, that (1) the refinancing Indebtedness shall not exceed the sum of the amount of the Indebtedness being refinanced, PLUS the amount of accrued interest or dividends thereon, the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and reasonable fees and expenses incurred in connection therewith; (2) the refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced and shall not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by the Company or any Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by the Company or a Restricted Subsidiary) upon a change of control of the Company pursuant to provisions substantially similar to Section 6.15; (3) Indebtedness that ranks PARI PASSU with the Notes may be refinanced only with Indebtedness that is made PARI PASSU with or subordinate in right of payment to the Notes, and Indebtedness that is subordinated in right of payment to the Notes may be refinanced only with Indebtedness that is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refinanced; and (4) the refinancing Indebtedness shall be incurred by the obligor on the Indebtedness being refinanced or by the Company.

        "PERMITTED TRANSFEREE" means any Person that acquires Notes in compliance with Article VIII other than any Person who acquires such Notes (i) in a public offering or (ii) in the open market, pursuant to sales under Rule 144.

        "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

        "PREFERRED EQUITY INTEREST," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

        "PRINCIPAL" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security, including, in the case of the Notes, the Cancellation Fee, the Conversion Fee or any fee payable to the Purchaser pursuant to Section 6.15(b).

        "PROPERTY" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

        "PROXY STATEMENT" means the Proxy Statement/Prospectus of the Company for its May 22, 1998 meeting of its stock- holders, as filed with the Commission on April 28, 1998.

        "PUBLIC EQUITY OFFERING" means an underwritten public offering for cash of Common Equity Interests of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-4, S-8 or similar forms).

        "PURCHASE AMOUNT" has the meaning set forth in the definition of "OFFER TO PURCHASE."

        "PURCHASE DATE" has the meaning set forth in the definition of "OFFER TO PURCHASE."

        "PURCHASE MONEY INDEBTEDNESS" means Indebtedness incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment; PROVIDED, HOWEVER, (x) such Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (y) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 90 days of such refinancing.

        "PURCHASE PRICE" has the meaning set forth in the definition of "OFFER TO PURCHASE."

        "PURCHASER" means CIBC Oppenheimer Corp.

        "QUALIFIED EQUITY INTEREST" means any Equity Interest of the Company other than any Disqualified Equity Interest.

        "RATE DETERMINATION PERIOD" means with respect to any 30-day Period the calendar week ending on the last Friday prior to the first day of such 30-day Period.

        "REDEEM" means redeem, repurchase, defease or otherwise acquire or retire for value; and "REDEMPTION" and "REDEEMED" have correlative meanings.

        "REFINANCE" means refinance, renew, extend, replace, defease or refund, in whole or in part, including successively; and "REFINANCING" and "REFINANCED" have correlative meanings.

        "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated the Closing Date between the Obligors and Purchaser, substantially in the form of EXHIBIT E.

        "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

        "REORGANIZATION" means the reorganization described in the Proxy Statement, pursuant to which the Company will become a second-tier wholly owned subsidiary of New ONC.

        "REPLACEMENT ASSETS" means (x) properties and assets (other than cash or any Equity Interests or other security) that will be used in an Existing Business or (y) Equity Interests of any Person engaged primarily in an Existing Business, which Person will become on the date of acquisition thereof a Restricted Subsidiary as a result of the Company's acquiring such Equity Interests.

        "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than any Unrestricted Subsidiary.

        "RULE 144A" means Rule 144A under the Securities Act.

        "S&P" means Standard & Poor's Corporation and its successors.

        "SALE AND LEASEBACK TRANSACTION" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal Property, which Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

        "SECURITIES" means the Notes and the Guarantees.

        "SECURITIES ACT" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

        "SENIOR CREDIT FACILITY" means the Credit Agreement dated as of May 15, 1998 between the Company and KeyBank National Association, together with the documents related thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, refinanced or restructured from time to time (including to increase the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by Section 6.8 hereof) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or adding additional collateral thereunder) with respect to all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "SENIOR INDEBTEDNESS" means all Obligations due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Obligations of the Company owed to lenders under the Senior Credit Facility; (b) all obligations of the Company with respect to any Interest Rate Protection Obligation; (c) all obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments; (d) all other Indebtedness of the Company which does not provide that it is to rank PARI PASSU with or subordinate to the Notes; and (e) all deferrals, refinancings and extensions of, and amendments to, any of the Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness of the Company to any of its Subsidiaries, or to any Affiliate of the Company or any of such Affiliate's Subsidiaries; (ii) Indebtedness represented by the Notes; (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any other obligations of the Com-pany; (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business; (v) Indebtedness incurred in violation of this Agreement; (vi) Indebtedness represented by Disqualified Capital Stock; and (vii) any Indebtedness owed to, or guaranteed on behalf of, any stockholder, director, officer or employee of any ONC Entity.

        "SIGNIFICANT SUBSIDIARY," means, at any date of determination, (a) any Restricted Subsidiary that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02 of Regulation S-X under the Securities Act (except that references to 10% in such definition shall be changed to 5%), and (b) for purposes of Section 9.1, any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.1(8), (9) or (10) has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition.

        "SUBORDINATED INDEBTEDNESS" means any Indebtedness of the Company or any Guarantor which is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor.

        "SUBSIDIARY" means, with respect to any Person at any time, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first Person; PROVIDED, HOWEVER, that for purposes of Article III only, the Acquired Entities shall not be deemed Subsidiaries of the Company following the Reorganization.

        "SURVIVING PERSON" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

        "TEN-YEAR TREASURY RATE" means, with respect to any date, the weekly average per annum yield to maturity values adjusted to constant maturities of ten years for the Rate Determination Period with respect to the 30-day Period in which such date occurs as read from the yield curves of the most actively traded marketable United States Treasury fixed interest rate securities (a) constructed daily by the United States Treasury

Department (i) as published by the Federal Reserve Board in its Statistical Release H.15(519), "Selected Interest Rates," which weekly average yield to maturity values currently are set forth in such statistical release under the caption "U.S. Government Securities Treasury Constant Maturities 10 Years," or
(ii) if said Statistical Release H.15(519) is not then published, as published by the Federal Reserve Board in any release comparable to its Statistical Release H.15(519), or (iii) if the Federal Reserve Board shall not be publishing a comparable release, as published in any official publication or release of any other United States Government department or agency, or (b) if the United States Treasury Department shall not then be constructing such yield curves, as constructed by the Federal Reserve Board or any other United States Government department or agency and published as set forth in (a) above. However, if the Ten-Year Treasury Rate cannot be determined as provided above, then the term "Ten-Year Treasury Rate" shall mean the arithmetic average (rounded to the nearest .01%) of the per annum yields to maturity for each Business Day during the Rate Determination Period of all of the issues of actively traded marketable United States Treasury fixed interest rate securities with a maturity of not less than 117 months nor more than 123 months from such Business Day (excluding all such securities which can be surrendered at the option of the holder at face value in payment of any federal estate tax, which provide tax benefits to the holder or which were issued at a substantial discount) (1) as published in The Wall Street Journal, or (2) if The Wall Street Journal shall cease such publication, based on average asked prices (or yields) as quoted by each of three United States government securities dealers of recognized national standing selected by the Company.

        "30-DAY PERIOD" means each consecutive 30-day period following the Closing Date provided that the last 30-day Period shall end on the Conversion Date.

        "TENDER OFFER" means the offer to purchase by Newco of all of the common shares of Global pursuant to the Tender Offer Documents.

        "TENDER OFFER DOCUMENTS" means the Offer to Purchase of Newco dated April 24, 1998 and the accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery.

        "TRANSACTIONS" means (i) the consummation of the Global Acquisition,
(ii) the issuance of the Securities, (iii) the initial borrowing under the Senior Credit Facility, (iv) redemption of all outstanding Trust Debentures, (v) the redemp-tion of the Notes pursuant to the Permanent Financing and (vi) the payment of fees and expenses in connection therewith.

        "TRANSFER" means any disposition of Notes that would constitute a sale thereof under the Securities Act.

        "TRUST DEBENTURES" means the debentures issued under the Trust Indenture between Global and Montreal Trust Company of Canada, as trustee, dated as of February 15, 1995.

        "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company designated as such pursuant to Section 6.13, until such designation is revoked pursuant to
Section 6.13.

        "U.S. GOVERNMENT OBLIGATIONS" means (a) securities that are direct obligations of the United States of America for the payment of which its full faith and credit are pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a) (2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or a specific payment of principal or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt.

        "VOTING EQUITY INTERESTS" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

        "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled pay-ment of principal, including payment of final maturity, in respect thereof, by
(ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

        "WHOLLY OWNED RESTRICTED SUBSIDIARY" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

        SECTION 1.2. OTHER DEFINITIONS. The definitions of the following terms may be found in the sections indicated as follows:


"Affiliate Transaction" .........................................             6.12(a)
"Agreement" .....................................................    Introduction
"Basket" ........................................................             6.7(I)
"Cancellation Fee" ..............................................             2.5
"Change of Control Date" ........................................             6.15(a)
"Commonly Controlled Entity" ....................................             3.22
"Company Account" ...............................................             2.2(c)
"Controlling Person" ............................................            12.3
"Conversion Fee" ................................................             2.6
"Designation" ...................................................            6.13
"Designation Amount" ............................................            6.13
"Disclosure Documents" ..........................................            12.3
"Documents" .....................................................             3.3
"Employee Benefit Plan" .........................................             3.22
"Event of Default" ..............................................             9.1
"Guarantor Payment Blockage Period" .............................            10.7(b)
"Guarantor Representative" ......................................            10.7(a)
"Holder" ........................................................            12.6
"Indemnified Parties" ...........................................            12.3
"Initial Blockage Period" .......................................            11.3(b)
"Initial Guarantee Blockage Period" .............................            10.7(b)
"Intellectual Property Rights" ..................................             3.13
"Licenses" ......................................................             3.15
"Material Contract" .............................................             3.12.
"Multiemployer Plan" ............................................             3.22
"Payment Blockage Period" .......................................            11.3(b)
"PBGC" ..........................................................             3.22
"Personnel ......................................................             3.7
"Purchase Request" ..............................................             2.2
"Register" ......................................................            12.6
"Reportable Event" ..............................................             3.22
"Representative" ................................................            11.3(a)
"SEC Documents" .................................................             3.5

"Taxpayers" .....................................................             3.20
"Time of Purchase" ..............................................             2.2(a)

        SECTION 1.3. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

        SECTION 1.4. RULES OF CONSTRUCTION. (a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "INCLUDE," "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION."

        (b) Unless the context shall otherwise require, all references herein to
(i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (iii) agreements and other contractual instruments include subsequent amendments, assignments, and other modifications thereto to the date hereof and thereafter, but in the case of any amendment, assignment or modification after the date hereof, only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Financing Document, (iv) statutes and related regulations include any amendments of same and any successor statutes and regulations, and
(v) time shall be deemed to be to New York City time.


                                   ARTICLE II

                        PURCHASE AND SALE OF SECURITIES


        SECTION 2.1. COMMITMENT TO PURCHASE. Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Obligors contained herein, Purchaser agrees to purchase from the Company, at any time during the Availability Period, at a purchase price of 100% of the principal amount thereof, (i) at the initial Time of Purchase, Notes in an aggregate principal amount of up to $100.0 million but not less than $85.0 million and (ii) at the second Time of Purchase (which may be the same date and time as the initial Time of Purchase but shall not be after September 8, 1998), Notes in an aggregate principal amount equal to the difference, if any, between $100.0 million and the aggregate principal amount of Notes purchased at the initial Time of Purchase.

        SECTION 2.2. NOTICE OF PURCHASE. The Company shall give or have given Purchaser notice not later than 8:00 a.m. on the Business Day of the issuance and sale of Notes at the initial Time of Purchase and (if the second Time of Purchase shall be at a different date and time from the initial Time of Purchase) not later than 10:00 a.m. on the fifth Business Day before the issuance and sale of Notes at the second Time of Purchase (each, a "PURCHASE REQUEST"), specifying:

                (a) the date and time of the purchase and sale of the Notes (such date and time, if at all, the "TIME OF PURCHASE");

                (b) the aggregate principal amount of Notes to be issued and sold to Purchaser at such Time of Purchase (which amount shall be an integral multiple of $1.0 million); and

                (c) wire instructions for the account of the Company (the "COMPANY ACCOUNT") where the purchase price for the Notes is to be delivered at such Time of Purchase.

        SECTION 2.3. PURCHASE OF NOTES. At each Time of Purchase, subject to the satisfaction of all terms and conditions set forth herein, Purchaser shall deliver, by wire transfer to the Company Account, immediately available funds in an amount equal to the aggregate purchase price of the Notes to be issued and sold to Purchaser at such Time of Purchase, less a funding fee in an aggregate amount equal to 1.0% of the aggregate principal amount of the Notes purchased and sold at such Time of Purchase. At each Time of Purchase, against payment as set forth in the preceding sentence, the Company shall deliver to Purchaser a single Note representing the aggregate principal amount of Notes issued at such Time of Purchase, registered in the name of Purchaser, or, if requested by Purchaser, separate Notes in such other denominations as shall be designated by Purchaser by notice to the Company at least two Business Days prior to such Time of Purchase.

        SECTION 2.4. TERMINATION OF COMMITMENT. The Commitment shall terminate on the Expiration Date.

        SECTION 2.5. OPTIONAL REDEMPTION. (a) At any time up to and including the Conversion Date, the Company may, at its option, redeem the Notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of Notes so redeemed, together with accrued and unpaid interest thereon through the redemption date. On the redemption date, the Company shall pay to Purchaser in cash a cancellation fee in an amount equal to 3.0% of the aggregate principal amount of the Notes so redeemed (the "CANCELLATION FEE") . The Cancellation Fee shall be credited against any placement fees or initial purchaser's discounts and commissions paid to Purchaser in connection with the Permanent Financing (to the extent the proceeds thereof are used to redeem the Notes pursuant to such redemption) .

        (b) After the Conversion Date and up to and including the third anniversary of the Closing Date, the Company may, at its option, redeem the Notes at a redemption price in cash equal to 100% of the aggregate principal amount of Notes so redeemed, plus (i) a premium (expressed as a percentage) equal to the sum of the interest rate per annum on the Notes as of the Conversion Date and (ii) accrued and unpaid interest thereon through the redemption date, with the net cash proceeds of one or more Public Equity Offerings; PROVIDED, HOWEVER, that (i) after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes issued under this Agreement shall remain outstanding after such redemption and (ii) such redemption shall occur within 90 days following the closing of such Public Equity Offering.

        (c) From and after the fifth anniversary of the Closing Date, the Company may, at its option, redeem the Notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of Notes so redeemed, plus a premium (expressed as a percentage) beginning at one-half the interest rate per annum then being paid on the Notes and declining ratably on each subsequent anniversary of the Closing Date to par on and after the eighth anniversary of the Closing Date, together, in each case, with accrued and unpaid interest thereon through the redemption date.

        (d) The Notes shall not be redeemable at the option of the Company except as expressly provided in this Section 2.5.

        (e) To effect any redemption pursuant to this Section 2.5, the Company shall give notice to the Holders at least five Business Days prior to the redemption date.

        (f) Any partial redemption of the Notes pursuant to this Section 2.5 shall be in a minimum amount of at least $500,000 and multiples of $100,000. Any partial redemption shall be made so that the Notes then held by each Holder shall be prepaid in a principal amount which shall bear the same ratio, as nearly as may be, to the total principal amount being prepaid as the principal amount of such Notes held by such Holder shall bear to the aggregate principal amount of all Notes then outstanding. In the event of a partial redemption, upon presentation of any Note, the Company shall execute and deliver to or on the order of the Holder thereof, at the expense of the Company, a new Note in principal amount equal to the remaining outstanding portion of such Note.

        SECTION 2.6. CONVERSION. In the event that the Company does not redeem all of the Notes on or prior to the Conversion Date with the proceeds of an offering of the Permanent Financing, the Notes then outstanding will automatically convert on the Conversion Date into fixed rate obligations, on the terms set forth in the Notes, pursuant to which, on the Conversion Date, the interest rate on the Notes shall adjust to, and shall be fixed at, the then-existing Ten-Year Treasury Rate plus 458 basis points. On the Conversion Date, unless the Notes have been redeemed prior thereto or are to be redeemed on the Conversion Date, the Company shall pay to Purchaser in cash a conversion fee in an amount equal to 3.0% of the aggregate principal amount of the Notes outstanding on the Conversion Date (the "CONVERSION FEE") .

        SECTION 2.7. INTEREST RATE. (a) Interest on the Notes will be payable in cash, on each Interest Payment Date in arrears. Prior to the Conversion Date, the interest rate will increase at the end of each period detailed below subsequent to the Closing Date and will be set on the first day of each period detailed below at the then Ten-Year Treasury Rate plus the spread set forth in the column next to each period detailed below:

       Days After                      Spread over Ten-
      Closing Date                   Year Treasury Rate
      ------------                   ------------------
        0-30                          333 basis points
        31-60                         358 basis points
        61-90                         383 basis points
        91-120                        408 basis points

        (b) Effective on the Conversion Date, the rate at which interest accrues on the Notes will automatically become fixed as set forth in Section 2.6.

        (c) Interest will be calculated on the basis of a 360-day year comprised of twelve 30-day months and paid for the actual number of days elapsed.


                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                               OF THE OBLIGORS


        The Obligors jointly and severally represent and warrant to and agree with Purchaser and each of the Holders on the date hereof and at each Time of Purchase as follows:

        SECTION 3.1. ORGANIZATION. Each ONC Entity is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization and has the organizational power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each ONC Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties, except as would not, singly or in the aggregate, have a Material Adverse Effect.

        SECTION 3.2. CAPITALIZATION; EQUITY OWNERSHIP. At the Closing Date, the authorized, issued and outstanding capitalization of the Company consists of the following: 10,000,000 authorized shares of common stock, par value $1.00 per share, of which 4,763,351 shares are issued and outstanding; and 5,000,000 authorized shares of preferred stock, no par value, of which no shares are outstanding. All of the issued and outstanding securities of each ONC Entity have been duly author-ized and validly issued and are fully paid and non-assessable and none of them have been issued in violation of any preemptive or other right. Except as disclosed in the SEC Documents, no ONC Entity is a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of (including pursuant to any option, warrant or other right to acquire or purchase) or redeem, purchase or otherwise acquire any Equity Interests or any other security of any Obligor exercisable or exchangeable for or convertible into any Equity Interests of any ONC Entity.

        SECTION 3.3. AUTHORITY. Each ONC Entity has the corporate or other organizational power to enter into the Financing Documents, the Acquisition Agreement and the Senior Credit Facility (to the extent a party thereto) and all other agreements, instruments and documents executed and delivered by such ONC Entity pursuant hereto or thereto (all of which are listed on SCHEDULE 3.3) (collectively, the "DOCUMENTS") and to carry out its obligations hereunder and thereunder, including issuing the Securities in the manner and for the purpose contemplated by this Agreement. The execution, delivery and performance of the Documents and the consummation of the transactions contemplated thereby have been duly authorized by each ONC Entity (to the extent a party thereto), and no other proceeding or approval on the part of any ONC Entity is necessary to authorize the execution and delivery of the Documents or the performance of any of the transactions contemplated thereby.

        SECTION 3.4. FINANCING DOCUMENTS. (a) This Agreement has been duly authorized, executed and delivered by each Obligor and is a valid and legally binding agreement of such Obligor, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

         (b) The Notes have been duly authorized by the Company and, when executed by the Company and delivered to and paid for by Purchaser in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of eq-uity and the discretion of the court before which any proceeding therefor may be brought.

        (c) The Guarantee of each Guarantor to be issued at such Time of Purchase has been duly authorized by such Guarantor and, when the Notes have been executed by the Company and delivered to and paid for by Purchaser in accordance with the terms of this Agreement, such Guarantee will constitute valid and legally binding obligations of such Guarantor, enforceable against it in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

        SECTION 3.5. SEC DOCUMENTS; ACQUISITION DOCUMENTS: FINANCIAL STATEMENTS.
(a) Each report, proxy statement, registration statement or other document, including all exhibits and schedules thereto, required to be filed by any ONC Entity with the Commission under the Securities Act or the Exchange Act from and after January 1, 1995 and at or prior to such Time of Purchase (the "SEC DOCUMENTS") have been filed by EDGAR and are available through the Commission's website. As of their respective dates, the SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        (b) The financial statements included in the SEC Documents were prepared in accordance with GAAP (except that interim financial statements lack full footnote disclosure and are subject to normal year-end adjustments) and fairly present the consolidated financial position, results of operations, cash flows and changes in stockholders' equity of ONC and its Subsidiaries at the dates and for the periods presented.

        (c) As of their respective dates, the Tender Offer Documents (i) complied in all material respects with the applicable requirements of Canadian securities laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        (d) The Company has, or has caused to be, delivered to purchaser and its counsel true and complete copies of the

Tender Offer Documents, the Acquisition Agreement and the Recommendation of the Tender Offer by Global's Board of Directors. Such materials constitute the only agreements or documents entered into or delivered in connection with the Global Acquisition and have not been amended since their respective dates.

        (e) Except such liabilities or obligations incurred under the Documents, there are no liabilities or obligations of any ONC Entity accrued, absolute or contingent, and whether due or to become due, other than liabilities or obligations incurred in the ordinary course (none of which is the result of a claim for breach of contract, a warranty claim, a tort or an infringement) or reflected or adequately reserved against in the consolidated balance sheet of the Company as of March 31, 1998 included in its Quarterly Report on Form l0-Q.

        (f) Except as set forth on SCHEDULE 3.6, no dividends or distributions have been made or declared on any Equity Interests of the Company since March 31, 1998.

        SECTION 3.6. SOLVENCY. (a) After giving effect to the consummation of the transactions contemplated by the Documents, (i) the fair value of the assets of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company, (ii) the present fair salable value of the assets of the Company is not less than the amount that will be required to pay the probable liability of the Company on its debts as they become absolute and matured, (iii) the Company does not intend to, or believe that it will, incur debts and liabilities beyond the Company's ability to pay as such debts and liabilities mature, (iv) the Company is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Company's assets would constitute unreasonably small capital and (v) the Company is able to pay its debts as they become due and payable .

        (b) After giving effect to the consummation of the transactions contemplated by the Documents, (i) the fair value of the assets of each Significant Subsidiary is greater than the total amount of liabilities, including contingent liabilities, of such Significant Subsidiary, (ii) the present fair salable value of the assets of such Significant Subsidiary is not less than the amount that will be required to pay the probable liability of such Significant Subsidiary on its debts as they become absolute and matured, (iii) such Significant Subsidiary does not intend to, and does not believe that it will, incur debts and liabilities beyond its ability to pay as such debts and liabilities mature, (iv) such Significant Subsidiary is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which its assets would constitute unreasonably small capital and (v) such Significant Subsidiary is able to pay its debts as they become due and payable.

        SECTION 3.7. ABSENCE OF CERTAIN CHANGES. Since December 31, 1997 (except
(i) for the negotiation, execution and delivery of the Documents or as contemplated thereby and (ii) as set forth in SCHEDULE 3.7):

                (a) No ONC Entity has had any change in its condition, operations, business, properties, assets or liabilities, except where such changes have not had or could not reasonably be expected to have a Material Adverse Effect;

                (b) Except for actions taken in the ordinary course, (i) there has not been any increase in the compensation payable or to become payable by any ONC Entity to any of its directors, officers, employees or agents (collectively, "PERSONNEL"), (ii) except pursuant to existing plans and arrangements described in SCHEDULE 3.7, there has not been any bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel with respect to which any ONC Entity will have any material obligation or liability, (iii) there has not been any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by any ONC Entity for any Personnel except pursuant to existing plans and arrangements described in SCHEDULE
        3.7 and (iv) except as set forth on SCHEDULE 3.7, there has not been any new employment or consulting agreement to which any ONC Entity is a party;

                (c) No property or asset of a material nature to any ONC Entity has been sold, transferred or otherwise disposed of, and no ONC Entity has agreed to sell, transfer or otherwise dispose of, any of its material properties or assets, except in the ordinary course;

                (d) No property or asset of a material nature to any ONC Entity has been subjected to any Lien and no ONC Entity has agreed to subject any of its material properties or assets to any Lien, except for Permitted Liens, other than in the ordinary course;

                (e) No ONC Entity has incurred or committed to incur any material Indebtedness or made any loan or advance to any Person, other than trade payables and wages, advances and loans to employees incurred in the ordinary course; and

                (f) There has not been any amendment or termination of any contract, agreement or license that would have a Material Adverse Effect.

        SECTION 3.8. NO VIOLATION. Except as set forth on Schedule 3.8, neither the execution, delivery or performance of any Document nor the consummation of any of the transactions contemplated thereby (i) will violate or conflict with the charter or by-laws or similar organizational document of any ONC Entity or any Acquired Entity, (ii) will result in any breach of or default under any provision of any material contract or agreement to which any ONC Entity or, to the Obligors' knowledge, any Acquired Entity is a party or by which any ONC Entity or, to the Obligors' knowledge, any Acquired Entity is bound or to which any of its property or assets are subject, (iii) violates or is prohibited by any Law, (iv) will cause any acceleration of maturity of any note, instrument or other indebtedness to which any ONC Entity or, to the Obligors' knowledge, any Acquired Entity is a party or by which any ONC Entity or, to the Obligors' knowledge, any Acquired Entity is bound or with respect to which any ONC Entity or, to the Obligors' knowledge, any Acquired Entity is an obligor or guarantor, or (v) other than pursuant to the Senior Credit Facility, will result in the creation or imposition of any Lien upon or give to any other Person any interest or right (including any right of termination or cancellation) in or with respect to the equity or any of the properties, assets, business, agreements or contracts of any ONC Entity or, to the Obligors' knowledge, any Acquired Entity.

        SECTION 3.9. TITLE AND CONDITION OF PROPERTIES AND ASSETS; ADEQUACY. The ONC Entities have good title to or a valid leasehold interest in all of their respective assets and properties (except as sold or otherwise disposed of as described in SCHEDULE 3.7 or in the ordinary course of business), subject to no Liens other than Permitted Liens (subject only to the filing of UCC-3 termination statements (or other forms of similar effect) to be delivered at the initial Time of Purchase) other than such imperfections in title as would not, individually or in the aggregate, have a Material Adverse Effect.

        SECTION 3.10. LEASED PROPERTY. Attached as SCHEDULE 3.10 is a true and complete list of all material real property leased by any ONC Entity. Each lease set forth in SCHEDULE 3.10 is in full force and effect and is valid and enforceable in accordance with its terms except that the enforcement hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought. There is not under any such lease any default by any ONC Entity, or any event that with notice or lapse of time or both would constitute such a material default by any ONC Entity and with respect to which any ONC Entity has not taken adequate steps to prevent such default from occurring, except for any such default as would not have a Material Adverse Effect. Except as set forth in SCHEDULE 3.10, there is not under any such lease any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by such party, which default would have a Material Adverse Effect .

        SECTION 3.11. MATERIAL CONTRACTS. All Material Contracts to which any ONC Entity is a party (other than any Document) or by which any ONC Entity is bound are listed on SCHEDULE 3.11. Except as disclosed on SCHEDULE 3.11, each Material Contract is valid and binding and ONC Entity party thereto has duly performed all its material obligations under each such Material Contract to which it is a party and no breach or default by any ONC Entity in any material respect, or, to the Obligors' knowledge, by any other party or obligor thereunder in any material respect, has occurred or will result from the execution, delivery and performance of the Documents. For purposes hereof, a "MATERIAL CONTRACT" of any Person means any agreement, arrangement, bond, commitment, indemnity, lease or license that (i) by its terms obligates such Person to pay an amount in excess of $500,000 per year and which cannot be terminated or canceled by such Person without liability or penalty upon 60 days' or less prior notice, (ii) limits or restricts the ability of such Person to compete or to conduct its business in any manner or place, (iii) is a credit agreement, note, bond, mortgage, deed of trust or indenture evidencing any Indebtedness of such Person (other than any such Indebtedness that will be repaid and discharged in full and as to which commitments will be terminated prior to or at the Closing Date), (v) represents or relates to an Investment (other than an Investment in Cash Equivalents), or (vi) the termination of which would have a Material Adverse Effect.

        SECTION 3.12. LITIGATION. Except as set forth on SCHEDULE 3.12, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any Governmental Authority in any United States or any other jurisdiction, of any kind now pending or, to the Obligors' knowledge, threatened and involving in excess of $1.0 million, involving or affecting any ONC Entity or which questions the validity of any Document or which seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by under any Document.

        SECTION 3.13. PATENTS, COPYRIGHTS AND TRADEMARKS. SCHEDULE 3.13 sets forth a complete list of all material copyrights, patents, trade names, trademarks and service marks, identifying whether registered or at common law, and all applications therefor that are pending or in the process of preparation (collectively, the "INTELLECTUAL PROPERTY RIGHTS"), that are directly or indirectly owned or used by any ONC Entity and all material licenses and other agreements allowing any ONC Entity to use Intellectual Property Rights of third parties. Except as otherwise set forth in Schedule 3.13, an ONC Entity is the sole and exclusive owner of the Intellectual Property Rights listed therein, free and clear of any Lien (other than Permitted Liens), and such Intellectual Property Rights have not been and are not being challenged in any way or involved in any pending or threatened unfair competition proceeding. Except as set forth on SCHEDULE 3.13, there has been no claim challenging the scope, validity or enforceability of any of the Intellectual Property Rights. No ONC Entity has infringed or is, to any Obligors' knowledge, subject to any unfair competition claim with respect to, any service mark or trade name registration or application therefor, trademark, trademark registration or application therefor, copyright, copyright registration or application therefor, patent, patent registration or application therefor, or any other proprietary or intellectual property right of any person or entity, which infringement or claim would have a Material Adverse Effect and no ONC Entity has received or has any knowledge of any such claim or other notice of any such violation or infringement.

        SECTION 3.14. COMPLIANCE WITH LAWS. ETC. (i) Each ONC Entity has complied with all Laws and all Orders, except as would not have a Material Adverse Effect and (ii) since December 31, 1997, no ONC Entity has received any written or oral communication from any Person that alleges that any ONC Entity, its predecessor or any of its previously owned subsidiaries was not or is not in compliance with any such Law or Order.

        SECTION 3.15. GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Except as disclosed in SCHEDULE 3.15 hereto, (a) each ONC Entity has been in compliance with all Permits required to conduct its business as presently conducted; and
(b) all such Permits are valid, binding, and in full force and effect, except in the case of either (a) or (b) for such failures to be in compliance or valid, binding and in full force and effect as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on SCHEDULE 3.15, no Permit is required in connection with the execution, delivery or performance by any ONC Entity or, to the Obligors' knowledge, any Acquired Entity of any Document or any of the transactions contemplated thereby, except (i) as may be required under state securities or "blue sky" laws or the laws of any foreign jurisdiction in connection with the offer and sale of the Notes by Purchaser,
(ii) the registration under the Securities Act required by the Registration Rights Agreement or (iii) as would not have a Material Adverse Effect. All such authorizations, consents, approvals, filings, declarations and registrations which are required to have been obtained by the date hereof have been obtained or made, as the case may be, and are in full force and effect and not the subject of any pending or, to the Obligors' knowledge, threatened attack by appeal or direct proceeding or otherwise.

        SECTION 3.16. LABOR MATTERS. Except as disclosed on SCHEDULE 3.16 or, in the case of paragraph (b), (c), (d), (e) or (f), as has not and would not have a Material Adverse Effect:

                (a) COLLECTIVE BARGAINING REPRESENTATIVE. There is no collective bargaining representative of any employees of any ONC Entity;

                (b) LABOR DISPUTES. There is and for the past three years has been no labor strike, work stoppage, lockout or other work action, and no such dispute is actually pending or, to the Obligors' knowledge, threatened against or affecting any ONC Entity;

                (c) REPRESENTATIVE QUESTIONS. No union organization or decertification campaign is in progress or, to the Obligors' knowledge, threatened with respect to any ONC Entity; and no question concerning representation exists respecting such employees;

                (d) UNFAIR LABOR PRACTICES. There is no unfair labor practice charge or complaint pending or, to the Obli-gors' knowledge, threatened before the National Labor Relations Board or any similar Governmental Authority;

                (e) GRIEVANCES. There is no pending or, to the Obligors' knowledge, threatened labor grievance against any ONC Entity;

                (f) EMPLOYMENT MATTERS. No actions or investigations with respect to any Law relating to the employment of labor are under way or, to the Obligors' knowledge, threatened against any ONC Entity; and

                (g) COLLECTIVE BARGAINING OBLIGATIONS. All collective bargaining obligations required by any Law or contract have been, or prior to the Closing Date will be, satisfied by the ONC Entities in all material respects.

        SECTION 3.17. RELATIONSHIPS. The relationships of the ONC Entities with their material suppliers, distributors, dealers, sales representatives, customers and others having business relationships with them are generally satisfactory, and no ONC Entity has received any notice by any such Person to terminate or modify the terms of any of such relationships. Without limiting the foregoing, except as set forth on SCHEDULE 3.17, no ONC Entity has received any notice that any customer who accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries during the past 24 months intends to terminate or materially reduce its business with any ONC Entity in the future, and except as set forth in SCHEDULE 3.17, no such customer has terminated or materially reduced its business with any ONC Entity during the past twelve months.

        SECTION 3.18. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE
3.18,

        (a) Each ONC Entity possesses all material Environmental Permits required under applicable Environmental Laws to conduct its businesses as currently conducted and as proposed, and are, and to the Obligor's knowledge, have been, in material compliance with the terms and conditions of such Environmental Permits. No ONC Entity (i) has received any notice that any Environmental Permit currently held by any ONC Entity will be revoked, suspended or will not be renewed or (ii) has any reason to believe that any such Environmental Permit will be revoked or modified prior to its expiration or will not be renewed (in each case, without incurring any material additional expense).

        (b) The execution and delivery of the Documents and the consummation of the transactions contemplated thereby will not trigger any notification, registration, reporting, filing, investigation, or remediation obligation on the part of Obligor under any Environmental Law.

        (c) The ONC Entities have complied in all material respects with, all applicable Environmental Laws, and to the Obligors' knowledge, no circumstances or conditions currently exist that would prevent compliance in all material respects in the future, or which could result in Environmental Claims being asserted against the ONC Entities which, individually or in the aggregate, could result in an Material Adverse Effect.

        (d) (i) There is no material Environmental Claim pending or, to the Obligors' knowledge, threatened against any ONC Entity, including, but not limited to, any Environmental Claim resulting from any liability that any ONC Entity may have retained or assumed either contractually or by operation of law, and (ii) to the Obligors' knowledge, no conditions or circumstances exist which may give rise to a future material Environmental Claim against any ONC Entity.

        (e) No property or facility currently owned, operated or leased or formerly owned or, to the Obligors' knowledge, formerly operated or leased by any ONC Entity, or, to the Obligors' knowledge, by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable foreign or state list established under any Environmental Law in connection with investigation, removal, remediation or other cleanup activities relating to identified, or suspected soil, or ground water surface water conditions, including, but not limited to, such lists relating to petroleum contamination.

        (f) (i) There has been no Release and there is currently no threatened Release of any Hazardous Material generated, used, owned, or stored by any ONC Entity or, to the Obligors' knowledge, any respective predecessor in interest, on, at, under or emanating from any property presently or formerly owned, leased or operated by any ONC Entity or, to the Obligors' knowledge, any respective predecessor in interest, and (ii) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location, which, in the case of either clause (i) or (ii), could reasonably be expected to require investigation, removal, remedial or corrective action involving material costs or penalties to any ONC Entity or that would reasonably likely result, individually or in the aggregate, in a Material Adverse Effect.

        (g) No asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property owned, leased or operated by any ONC Entity that could reasonably be expected to result in material liability of any ONC Entity.

        (h) No Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any ONC Entity under any Environmental Law.

        SECTION 3.19. BROKERS. Except as provided herein and in the Acquisition Agreement, there are no claims for commissions or fees from any investment banker, broker, finder, consultant or intermediary hired by or on behalf of any ONC Entity in connection with the transactions contemplated by any Document based on any binding arrangement or agreement.

        SECTION 3.20. TAX MATTERS. The ONC Entities (hereinafter referred to collectively as the "TAXPAYERS") have duly filed all tax reports and returns required to be filed by them, including all federal, state, local and foreign tax returns and reports. The Taxpayers have paid in full all taxes required to be paid by such Taxpayers before such payment became delinquent. The Taxpayers have made adequate provision, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which may subsequently become due. All taxes which any Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been or will be duly paid to the proper taxing authority. There are no governmental audits known by the Taxpayers to be pending of any of the Taxpayers' tax returns or tax liabilities, and there are no claims which have been asserted relating to any of the Taxpayers' tax returns filed or tax liabilities for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency. There have been no waivers of statutes of limitations by any Taxpayer. Neither of the Taxpayers has filed a statement under Section 341(f) of the Code (or any comparable state income tax provision), consenting to have the provisions of Section 341(f) (2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Taxpayers' assets or property, and no property of the Taxpayers is property which any Taxpayer is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code. No Taxpayer is a party to any tax sharing agreement or similar arrangement with any other party. For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereof, is referred to as a "TAX."

        SECTION 3.21. INVESTMENT COMPANY: PUBLIC UTILITY HOLDING COMPANY. No Obligor is, and immediately after the Time of Purchase no Obligor will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of and regulated under the Investment Company Act of 1940 or a "holding company" within the meaning of the Public Utility Holding Company Act of 1935.

        SECTION 3.22. ERISA. The execution and delivery of Documents and the consummation of the transactions contemplated thereby will not involve any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or
Section 4975 of the Code on the part of any ONC Entity. The preceding representation is made in reliance on and subject to the accuracy of Purchaser's representations and warranties in Section 4.1 hereof. No reportable event (as defined in Section 4043 of ERISA) the reporting of which has not been waived by the Pension Benefit Guaranty Corporation ("PBGC") (a "REPORTABLE EVENT") has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Employee Benefit Plan, and the Company and Commonly Controlled Entities (as defined below) have complied in all material respects with the applicable provisions of ERISA and the Code in connection with the Employee Benefit Plans (as defined below) . The present value of all accrued benefits under each Employee Benefit Plan subject to Title IV of ERISA (based on the current liability, interest rate and other assumptions used in preparation of the plan's Form 5500 Annual Report) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such plan allocable to such accrued benefits by more than $250,000. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any multiemployer plan (as defined in Section 4001 (a) (3) of ERISA) which has resulted in material liability to the Company which has not been satisfied, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Com-pany or any such Commonly Controlled Entity were to withdraw completely from all such multiemployer plans to which the Company or any Commonly Controlled Entity contributes or has an obligation to contribute (a "MULTIEMPLOYER PLAN") as of the valuation date most closely preceding the date on which such representation is made or deemed made. No such Multiemployer Plan is in reorganization or insolvent. There are no material liabilities of the Company or any Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under plans which are welfare benefit plans (as described in Section 3 (1) of ERISA) . With respect to each Employee Benefit Plan, no event has occurred and there exist no conditions or set of circumstances in connection with which the Company or any of its subsidiaries may, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to material liability under the Code, ERISA or any other applicable law, except for liability for benefit claims and funding obligations payable in the ordinary course. "COMMONLY CONTROLLED ENTITY" means any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c),
(in) or (o) of the Code, other than any Acquired Entity. "EMPLOYEE BENEFIT PLAN" means an employee benefit plan, as defined in Section 3(3) of ERISA, which is maintained or contributed to by the Company or any Commonly Controlled Entity or to which the Company or any Commonly Controlled Entity may have liability.

        SECTION 3.23. SECURITIES MATTERS. No form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) was used by any Obligor or their representatives in connection with the offer and sale of the Securities. No Obligor or any Person acting on any Obligor's behalf has, either directly or indirectly, sold or offered for sale any of the Securities or any other similar security of any Obligor to, or solicited any offers to buy any thereof from, or has otherwise approached or negotiated in respect thereof with, any Person or Persons other than with or through Purchaser; and each Obligor agrees that neither it nor any Person acting on its behalf will sell or offer for sale any Securities to, or solicit any offers to buy any Securities from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or sale of any of the Securities within the provisions of Section 5 of the Act. Assuming the accuracy of Purchaser's representations and warranties set forth in
Section 4.1 hereof, and the due performance by Purchaser of the covenants and agreements set forth in Section 4.1 hereof, the offer and sale of the Notes to Purchaser in the manner contemplated by this

Agreement does not require registration under the Securities Act. No ONC Entity has engaged nor has any Person (other than Purchaser) been authorized by on or behalf of any ONC Entity to engage, in the marketing of any issue of debt securities or commercial bank facilities (other than the Senior Credit Facility) of any ONC Entity of a type or in a manner which would compete with the offering of the Notes or the Permanent Financing.

        SECTION 3.24. INSURANCE. The ONC Entities maintain insurance with insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably prudent and customary in the businesses in which they are engaged. No ONC Entity (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance, except as would not have a Material Adverse Effect, or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers on terms, except as would not have a Material Adverse Effect.

        SECTION 3.25. EMPLOYEES. Except as set forth on SCHEDULE 3.25, since December 31, 1997, there has been no resignation or termination of employment of any officer or key employee of any ONC Entity, and no Obligor has any knowledge of any impending or threatened resignation or termination of employment of such officer or employee. Except as set forth on SCHEDULE 3.25, no ONC Entity is party to any severance or similar arrangement in respect of any present or former employees that will result in any obligation (absolute or contingent) of any ONC Entity to make any payment to any present or former employees following termination of employment.

        SECTION 3.26. PAYMENTS. No ONC Entity has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of any ONC Entity, which any ONC Entity knows or has reason to believe to have been illegal under any Laws.

        SECTION 3.27. GUARANTEES. Each Subsidiary of the Company is listed as a "Guarantor" on the signature pages hereof, other than any such Subsidiary that
(A) (i) is listed on SCHEDULE 3.27A, (ii) has no material assets, operations or, except as disclosed on SCHEDULE 3.27A, liabilities, (iii) other than Oglebay Norton Management Company, will be liquidated, dissolved or disposed of as soon as practicable and (iv) is not an obligor under the Senior Credit Facility, (B)
(i) is listed on SCHEDULE 3.27(B), (ii) is a Foreign Subsidiary or a Subsidiary of a Foreign Subsidiary and (iii) is not an obligor under the Senior Credit Facility or (C) has been separately disclosed to Purchaser.

        SECTION 3.28. REPRESENTATIONS AND WARRANTIES IN ACQUISITION AGREEMENT AND SENIOR CREDIT FACILITY. The representations and warranties of Original ONC contained in the Acquisition Agreement and the Senior Credit Facility are true and correct in all material respects. To the Obligors' knowledge, the representations and warranties of Global contained in the Acquisition Agreement are true and correct in all material respects (without giving effect to any exception thereto based on information previously provided to Purchaser unless such information has been furnished in writing to Purchaser).


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


        SECTION 4.1. PURCHASER REPRESENTATIONS. Purchaser represents and warrants to the Company that:

                (a) Purchaser is an accredited investor within the meaning of Rule 501(a) under the Securities Act and the Securities to be acquired by it pursuant to this Agreement are being acquired for its own account and not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities laws;

                (b) the execution, delivery and performance of this Agreement, including the purchase of the Securities pursuant hereto, are within Purchaser's corporate powers and have been duly and validly authorized by all requisite corporate action;

                (c) this Agreement has been duly executed and delivered by Purchaser;

                (d) this Agreement constitutes a valid and binding agreement of Purchaser, enforceable in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
        (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

                (e) Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and Purchaser is capable of bearing the economic risks of such investment; and

                (f) Purchaser is not acquiring the Securities to be acquired by it pursuant to this Agreement with "plan assets" of any "employee benefit plan" (or its related trust) within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA or with any assets of any "plan" (or its related trust) as defined in Section 4975 of the Code.


                                   ARTICLE V

                    CONDITIONS PRECEDENT TO PURCHASE OF NOTES


        SECTION 5.1. CONDITIONS TO PURCHASER'S OBLIGATIONS AT EACH TIME OF PURCHASE. The obligation of Purchaser to purchase any Notes is subject to the prior or concurrent satisfaction of each of the following conditions:

        (a) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received the following items, each of which shall be in form and substance reasonably satisfactory to Purchaser and, unless otherwise noted, dated such Time of Purchase:

                (1) the certified copy of each ONC Entity's charter or other organizational document, together with a certificate of status, compliance, good standing or like certificate with respect to each ONC Entity issued by the appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it owns any material assets or carries on any material business, each to be dated a recent date prior to the Closing Date;

                (2) a copy of each ONC Entity's by-laws, certified by its Secretary or one of its Assistant Secretaries;

                (3) resolutions of each ONC Entity's Board of Directors approving and authorizing the execution, delivery and performance of each Document (to the extent a party thereto) and approving and authorizing the execution, delivery and payment of the Securities and the consummation of the Transactions, each certified by its Secretary or one of its Assistant Secretaries as being in full force and effect without amendment;

                (4) signature and incumbency certificates with respect to the officers of each Obligor executing the Financing Documents;

                (5) Notes executed and delivered by the Company, for the aggregate principal amount to be purchased at such Time of Purchase, substantially in the form of EXHIBIT A registered in the name of Purchaser and with appropriate insertions;

                (6) Notes executed and delivered by the Company, for the aggregate principal amount to be purchased at such Time of Purchase, substantially in the form of EXHIBIT A registered in the name of Purchaser and with appropriate insertions;

                (7) a notation of Guarantee on each Note, executed and delivered by each Guarantor, substantially in the form of EXHIBIT B;

                (8) an originally executed Purchase Request, substantially in the form of EXHIBIT C, signed by the President or a Vice President or other senior officer of the Company and delivered to Purchaser;

                (9) originally executed copies of the opinions of Jones, Day, Reavis & Pogue, special counsel for the Obligors, Stikeman, Elliott, special Canadian counsel for the Obligors, and Thompson Hine & Flory LLP, special counsel for the Obligors, substantially in the form of EXHIBITS D-1, D-2 and D-3, respectively, and addressed to Purchaser;

                (10) a certificate of the Chief Financial Officer of the Company to the effect set forth in Section 3.6; and

                (11) a certificate of the Chief Financial Officer of the Company stating that the ratio of (x) total Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP after giving pro forma effect to the Transactions at the end of the fiscal quarter immediately preceding such Time of Purchase to (y) Consolidated EBITDA (after giving pro forma effect to include the results of operations of the Acquired Entities) is less than 5.25 to 1.0.

        (b) The ONC Entities and the Acquired Entities shall have received all material approvals from Governmental Authorities and third parties necessary for the consummation of the Transactions being consummated at such Time of Purchase, and such approvals shall be in full force and effect as of the Time of Purchase.

        (c) No Order of any Governmental Authority shall enjoin or restrain Purchaser from purchasing any Notes.

        (d) Purchaser shall be reasonably satisfied that there has been no, and is not any, marketing of any issue of debt securities or commercial bank facilities (other than the Senior Credit Facility) of any ONC Entity or any Acquired Entity of a type or in a manner which would compete with the offering of the Notes or the Permanent Financing.

        (e) There shall not have occurred any Market Disruption Event.

        (f) The Engagement Letter shall be in full force and effect, and the Company shall be in compliance with all agreements thereunder.

        (g) The Company shall have reimbursed Purchaser for all reasonable fees and disbursements of Purchaser's legal counsel and advisors, including but not limited to the reasonable fees and disbursements of Cahill Gordon & Reindel, Purchaser's special counsel, and all of Purchaser's travel and other reasonable out-of-pocket expenses incurred in connection with the Transactions or otherwise arising out of the Lender's commitment under the Commitment Letter, up to a maximum of $250, 000.

        (h) The Company shall have paid to Purchaser the fee payable at such Time of Purchase pursuant to Section 2.3.

        (i) The representations and warranties of the Obligors in the Financing Documents shall be true and correct at such Time of Purchase to the same extent as though made at such Time of Purchase.

        (j) The Obligors shall have performed and complied with all covenants and conditions to be performed and observed by the Obligors under the Financing Documents at or prior to such Time of Purchase.

        (k) No Default shall have occurred and be continuing or shall result from the issuance of Securities at such Time of Purchase.

        SECTION 5.2. CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE INITIAL TIME OF PURCHASE. The obligation of Purchaser to purchase Notes pursuant to Section 2.1(i) is subject to the prior or concurrent satisfaction of each of the following conditions, as well as the prior or concurrent satisfaction of each of the conditions set forth in Section 5.1:

        (a) Purchaser shall have received the results of each Phase I or other environmental study delivered to the lenders under the Senior Credit Facility (or the credit facility which is being refinanced by the Senior Credit Facility), and Purchaser shall be satisfied with the results thereof in all material respects. No information shall have come to the attention of Purchaser that leads Purchaser to conclude that such environmental report or studies are inaccurate in any material respect.

        (b) Purchaser shall be reasonably satisfied in all material respects with the corporate and capital structure of the ONC Entities after giving effect to the Transactions to be consummated on the Closing Date. On or before the Closing Date, all existing Indebtedness of any ONC Entity or any Acquired Entity (except up to $30.0 million of Indebtedness and other than the Trust Debentures) shall be repaid in full and all commitments thereunder shall be terminated.

        (c) Purchaser shall have received true and complete copies of each definitive agreement relating to the Senior Credit Facility and all other agreements or documents (including opinions and certificates) entered into or delivered in connection with the Senior Credit Facility, all of which shall be reasonably satisfactory in form and substance to Purchaser. The Senior Credit Facility shall have been duly executed and delivered by all parties thereto. All conditions to borrowing thereunder set forth in Section 4.1(j), (k) and (o) thereof shall be satisfied substantially on the terms set forth in the form most recently provided to Purchaser a reasonable time prior to the Closing Date and shall not have been waived or amended without Purchaser's prior written consent. The Company shall have at least $25.0 million of undrawn availability thereunder after giving effect to the Transactions.

        (d) All conditions to the consummation of the Tender Offer in the Tender Offer Documents shall be satisfied substantially on the terms set forth therein and shall not have been waived or amended without Purchaser's prior written consent (such consent not to be unreasonably withheld or delayed). Immediately following the purchase of the Notes by Purchaser, the Tender Offer shall be consummated without the waiver of any conditions precedent thereto except for any waiver approved by Purchaser (such consent not to be unreasonably withheld or delayed).

        (e) The Obligors shall have executed and delivered the Registration Rights Agreement, and the Registration Rights Agreement shall be in full force and effect.

        (f) This Agreement shall have become effective in accordance with
Section 12.14.

        (g) The Company shall have delivered an Officers' Certificate to Purchaser stating that all of the conditions set forth in Sections 5.1(b), (c),
(d), (f), (i), (j) and (k) and 5.2(b), (c) and (d) (in each case, without giving effect to any references to Purchaser's satisfaction) are satisfied.

        SECTION 5.3. CONDITIONS TO PURCHASER'S OBLIGATIONS AT THE SECOND TIME OF PURCHASE. The obligation of Purchaser to purchase Notes pursuant to Section 2.1(ii) is subject to the prior or concurrent satisfaction of each of the following conditions, as well as the prior or concurrent satisfaction of each of the conditions set forth in Section 5.1:

        (a) The Company shall have delivered an Officers' Certificate to Purchaser stating that all of the conditions set forth in Section 5.1(b), (c),
(d), (f), (i), (j) and (k) are satisfied.

        SECTION 5.4. CERTIFICATES. Each certificate signed by any officer of any ONC Entity and delivered to Purchaser under this Article V shall be deemed to be a representation and warranty by the Obligors to Purchaser and the Holders as to the matters covered thereby.


                                   ARTICLE VI

                                    COVENANTS


        Each Obligor hereby agrees that, from and after the date hereof and until the Expiration Date and thereafter so long as any Notes remain outstanding and unpaid and for the benefit of Purchaser and the Holders:

        SECTION 6.1. INFORMATION. The Company shall deliver, or cause to be delivered, to Purchaser and each Holder:

        (a) within 45 days after the end of each fiscal quarter of the Company, an Officers' Certificate of the Company stating that a review of the activities of the Company and its Subsidiaries during such fiscal quarter has been made under the supervision of the signing officers with a view to determining whether the ONC Entities have kept, observed, performed and fulfilled its obligations under this Agreement, and further stating that to the best of such signers' knowledge the ONC Entities have kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default shall have occurred, describing all such Defaults of which such signers may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of such signers' knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto;

        (b) within five days after any responsible officer of the Company obtains knowledge of a Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or propose to take with respect thereto;

        (c) prior to the Conversion Date, promptly following the commencement thereof, notice and a description in reason-able detail of any litigation or proceeding to which any ONC Entity is a party in which the amount involved is in excess of $1.0 million or in which injunctive or similar relief is sought which could reasonably be expected to have a Material Adverse Effect;

        (d) prior to the Conversion Date, promptly following the occurrence thereof, notice and a description in reasonable detail of any event or circumstance that could reasonably be expected to have a Material Adverse Effect; and

        (e) prior to the Conversion Date, from time to time such additional information regarding the financial position or business of any ONC Entity as Purchaser may reasonably request.

        SECTION 6.2. PAYMENT OF OBLIGATIONS. The Company shall, and shall cause its Subsidiaries to, pay and discharge at or before maturity all material obligations and liabilities (including tax liabilities), except where the same may be contested in good faith by appropriate proceedings, and shall, and shall cause its Restricted Subsidiaries to, maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

        SECTION 6.3. INSPECTION OF PROPERTY, BOOKS AND RECORDS. Prior to the Conversion Date, the Company shall, and shall cause its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their respective businesses and activities; and shall, and shall cause its Subsidiaries to, permit during normal business hours and upon written notice, representatives of Purchaser to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired. The Obligors shall reimburse Purchaser for all out-of-pocket expenses, including fees and disbursements of its special counsel, incurred in performing any of the activities described in the foregoing sentence at or after the occurrence of a Default.

        SECTION 6.4. INVESTMENT COMPANY ACT. No Obligor shall be or become an investment company within the meaning of the Investment Company Act of 1940, as amended, subject to regulation thereunder.

        SECTION 6.5. WAIVER OF STAY, EXTENSION OR USURY LAWS. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company from paying all or any Obligations under the Financing Documents, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law.

        SECTION 6.6. TAXES. The Company shall, and shall cause each of its Subsidiaries to, pay prior to delinquency all material taxes, assessments, and governmental levies except as contested in good faith and by appropriate proceedings.

        SECTION 6.7. LIMITATION ON RESTRICTED PAYMENTS. (I) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

                (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders of Equity Interests (in their capacity as such) of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests);

                (ii) redeem any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

                (iii) redeem or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company or any Restricted Subsidiary); or

                (iv) make any Investment (other than Permitted Investments)

(any of the foregoing (other than an exception thereto), a "RESTRICTED PAYMENT"), unless

        (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

        (b) immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness under Section 6.8(a); and

        (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the fair market value of any non-cash Restricted Payment) declared or made on or after the Closing Date (excluding any Restricted Payment described in clauses (ii), (iii), (iv) or (v) of the next paragraph) does not exceed an amount equal to the sum of the following (the "BASKET"):

                (1) 50% of Consolidated Net Income (or 100% of Consolidated Net
        Loss) for the period (treated as one accounting period) commencing on the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment; PLUS

                (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Closing Date or (y) from the issue and sale (other than to a Subsidiary of the Company) of Qualified Equity Interests after the Closing Date (other than any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds (i) borrowed from the Company or any of its Subsidiaries until and to the extent such borrowing is repaid or
        (ii) contributed, extended, guaranteed or advanced by the Company or any of its Subsidiaries (including in respect of any employee stock ownership or benefit plan)); PLUS

                (3) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date into Qualified Equity Interests (less the amount of any cash, or the fair value of property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); PLUS

                (4) in the case of the disposition or repayment of any Investment that was treated as a Restricted Payment made after the Closing Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of: (x) the return in cash of capital with respect to such Investment and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes; PLUS

                (5) so long as the Designation thereof was treated as a Restricted Payment made after the Closing Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Closing Date in accordance with Section 6.13, the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and fair market value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation); MINUS

                (6) with respect to each Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Closing Date in accordance with Section 6.13, the greater of (x) $0 and (y) the Designation Amount thereof (measured as of the Date of Designation); PLUS

                (7) $10.0 million.

        (II) The foregoing provisions will not prevent (i) the payment of any dividend or distribution on Equity Interests within 60 days after the date of declaration of such dividend or distribution, if at the date of such declaration, such dividend or distribution would comply with the provisions of this Agreement; (ii) the redemption of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary of the Company) of, Qualified Equity Interests; (iii) any Investment to the extent that the consideration therefor consists of Qualified Equity Interests; (iv) the redemption of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Subsidiary) of, (x) Qualified Equity Interests or (y) a Permitted Refinancing of such Subordinated Indebtedness; or (v) the redemption of any Equity Interests of the Company held by directors, officers or employees of the Company or any of its Subsidiaries upon their death, retirement or other termination not to exceed $1.0 million in the aggregate in any calendar year; PROVIDED, HOWEVER, that any unused amount may be used in the next succeeding (but not any subsequent) calendar year; PROVIDED, FURTHER, HOWEVER, that (A) in the case of each of clauses (ii), (iii), (iv) and
(v), no Default shall have occurred and be continuing or would arise therefrom and (B) no issuance of Qualified Equity Interests pursuant to clause (ii), (iii) or (iv) shall increase the Basket.

        SECTION 6.8. LIMITATION ON INCURRENCE OF INDEBTEDNESS. (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; PROVIDED, HOWEVER, that so long as no Default has occurred and is continuing or would result therefrom, the Company or any Guarantor may incur Indebtedness if, at the time of such incurrence, the ratio of Consolidated EBITDA to Consolidated Fixed Charges would be greater than or equal to 2.0 to 1.0.

        (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following:

        (i) the Notes and Permitted Refinancings thereof, and the Exchange
    Notes;

        (ii) Permitted Refinancings of (x) Indebtedness of the Company or any Restricted Subsidiary to the extent outstanding on the date of this Agreement (other than Indebtedness being refinanced in connection with the Transactions and other than Indebtedness under the Senior Credit Facility), reduced by the amount of any scheduled amortization payments or mandatory prepayments actually made or (y) Indebtedness incurred pursuant to the proviso in Section 6.8(a) or pursuant to clause (viii) below;

        (iii) Indebtedness of the Company or any Restricted Subsidiary incurred under the Senior Credit Facility in an aggregate amount (including the face amount of all letters of credit) not to exceed $232.0 million at any time outstanding, less the aggregate amount of any scheduled amortization payments or mandatory prepayments actually made thereunder;

        (iv) Purchase Money Indebtedness and Indebtedness represented by Capital Lease Obligations of the Company or any Restricted Subsidiary incurred in the ordinary course of business, and Permitted Refinancings thereof, in an ag-gregate amount not to exceed $20.0 million at any time outstanding;

        (v) (1) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary and (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Notes; PROVIDED, HOWEVER, that an incurrence of Indebtedness that is not permitted by this clause (v) shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (v) to any Person other than the Company or any Restricted Subsidiary or (y) any Restricted Subsidiary that holds Indebtedness of the Company or another Restricted Subsidiary ceasing to be a Restricted Subsidiary;

        (vi) Interest Rate Protection Obligations of the Company relating to Indebtedness of the Company (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under this covenant); PROVIDED, HOWEVER, that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

        (vii) Indebtedness of the Company under Currency Agreements to the extent relating to (x) Indebtedness of the Company and/or (y) obligations to purchase assets, properties or services incurred in the ordinary course of business of the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that such Currency Agreements do not increase the Indebtedness or other obligations of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities or compensation payable thereunder;

        (viii) Indebtedness of any Foreign Subsidiary if, at the time of such incurrence, the ratio of Consolidated EBITDA to Consolidated Fixed Charges would be greater than or equal to 3.0 to 1.0 (for these purposes, references to the Company or any Restricted Subsidiary in the definitions used to calculate such ratio shall be to such Foreign Subsidiary and its Subsidiaries (other than any Unrestricted Subsidiary)); and

        (ix) Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount not to exceed at any time outstanding $20.0 million.

        (c) For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

        (d) Notwithstanding anything to the contrary herein, neither Newco nor any other direct parent of Global shall incur any Indebtedness or conduct any activity other than hold the Equity Interests of Global and activities reasonably related thereto.

        SECTION 6.9. LIMITATION ON LIENS. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Lien (other than any Permitted Lien) of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds, income or profits therefrom, unless contemporaneously therewith or prior thereto, (i) in the case of any Lien securing an obligation that ranks PARI PASSU with the Notes, effective provision is made to secure the Notes equally and ratably with or prior to such obligation with a Lien on the same collateral and (ii) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes, effective provision is made to secure the Notes with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

        SECTION 6.10. LIMITATION ON ASSET SALES. (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (x) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of and
(y) at least 80% of such consideration consists of (i) cash or Cash Equivalents,
(ii) in the case of an Asset Sale of an industrial mining reserve, an industrial mining reserve and (iii) any combination of the foregoing. The amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or such Restricted Subsidiary. Any Net Cash Proceeds from any Asset Sale that are not (x) invested in Replacement Assets or (y) used to reduce Indebtedness under the Senior Credit Facility (with a permanent concomitant reduction of commitments thereunder) within 365 days of the consummation of such Asset Sale shall constitute "EXCESS PROCEEDS" subject to disposition as provided below.

        (b) When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an Offer to Purchase, from all Holders, that aggregate principal amount of Notes as can be purchased with the Note Portion of Excess Proceeds at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to any purchase date. To the extent that the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use such surplus for general corporate purposes. If the aggregate amount of principal and accrued interest of Notes validly tendered and not withdrawn by Holders thereof exceeds the amount of Notes that can be purchased with the Note Portion of Excess Proceeds, Notes to be purchased will be selected PRO RATA based on the aggregate principal amount of Notes tendered by each Holder. Upon completion of an Offer to Purchase, the amount of Excess Proceeds with respect to the applicable Asset Sale shall be reset to zero.

        (c) In the event that any other Indebtedness of the Company that ranks PARI PASSU with the Notes (the "OTHER DEBT") requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Company may apply the Excess Proceeds otherwise required to be applied to an Offer to Purchase to offer to purchase such Other Debt and to an Offer to Purchase so long as the amount of such Excess Proceeds applied to purchase the Notes is not less than the Note Portion of Excess Proceeds. With respect to any Excess Proceeds, the Company shall make the Offer to Purchase in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the Purchase Date in respect thereof shall be the same as the purchase date in respect thereof pursuant to any Other Debt.

        (d) For purposes of this covenant, "NOTE PORTION OF EXCESS PROCEEDS" means (1) if no Other Debt is being offered to be purchased, the amount of the Excess Proceeds and (2) if Other Debt is being offered to be purchased, the amount of the

Excess Proceeds equal to the product of (x) the Excess Proceeds and (y) a fraction the numerator of which is the aggregate amount of all Notes tendered pursuant to the Offer to Purchase related to such Excess Proceeds (the "NOTE AMOUNT") and the denominator of which is the sum of the Note Amount and the aggregate amount as of the relevant purchase date of all Other Debt tendered and purchased pursuant to a concurrent offer to purchase such Other Debt made at the time of such Offer to Purchase.

        (e) In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

        SECTION 6.11. LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate, any holder of 5% or more of any class of Equity Interests or any officer, director or employee of the Company or any Restricted Subsidiary (an "AFFILIATE TRANSACTION"), unless such Affiliate Transaction is (i) fair to the Company or such Restricted Subsidiary, as the case may be, and (ii) on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than could reasonably be obtained at such time in a comparable transaction with an unaffiliated third party. For Affiliate Transaction (or series of related Affiliate Transactions that are similar or part of a common plan) involving an amount or having a fair market value in excess of $5.0 million, the Company shall deliver to the Holders an Officers' Certificate stating that a majority of the Disinterested Directors has determined that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution delivered to the Holders. For any Affiliate Transaction (or series of related Affiliate Transactions that are similar or part of a common plan) involving an amount or having a fair market value in excess of $10.0 million or if there shall be no Disinterested Directors, the Company shall obtain a written opinion from an Independent Financial Advisor to the effect that such transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

        (b) Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions exclusively between or among the Company and one or more Wholly Owned Restricted Subsidiaries or exclusively between or among Wholly Owned Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company entered into in the ordinary course of business; (iii) agreements (and transactions pursuant to agreements) in effect on the date hereof and listed on
SCHEDULE 6.11, as such agreements are in effect on the date hereof or as thereafter amended in a manner not materially adverse to the Holders; (iv) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and consistent with past business practices; and (v) any Restricted Payments permitted by this Agreement.

        SECTION 6.12. LIMITATION ON RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (x) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (y) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (z) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

         (b) The foregoing shall not prohibit (a) any encumbrance or restriction existing under or by reason of any agreement in effect on the date hereof and listed on SCHEDULE 6.12, as any such agreement is in effect on such date or as thereafter amended but only if such encumbrance or restriction is no more restrictive than in the agreement being amended; (b) any encumbrance or restriction existing under or by reason of any agreement relating to any Acquired Indebtedness; PROVIDED, HOWEVER, such encumbrance or restriction shall not apply to any assets of the Company or any Restricted Subsidiary other than the Restricted Subsidiary acquired or its assets; (c) customary provisions contained in an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; PROVIDED, HOWEVER that (x) such encumbrance or restriction is applicable only to such Restricted Subsidiary or assets and
(y) such sale or disposition is made in accordance with Section 6.10; (d) any encumbrance or restriction existing under or by reason of applicable law; (e) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary; (f) covenants in purchase money obligations for property acquired in the ordinary course of business restricting transfer of such property; or (g) covenants in security agreements securing Indebtedness of a Restricted Subsidiary (to the extent that such Liens were otherwise incurred in accordance with Section 6.9) that restrict the transfer of property subject to such agreements.

        SECTION 6.13. DESIGNATION OF UNRESTRICTED SUBSIDIARIES. (a) The Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under this Agreement (a "Designation") only if:

        (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

        (ii) at the time of and after giving effect to such Designation, the Company could incur $1.00 of additional Indebtedness under Section 6.8(a); and

        (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to Section 6.7(I) in an amount (the "DESIGNATION AMOUNT") equal to the fair market value of the Company's proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP.

        All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.

        (b) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, at any time (x) provide credit support for, subject any of its properties or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be liable for any Indebtedness of any Unrestricted

Subsidiary or (z) be liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

         (c) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "REVOCATION") only if:

        (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;
and

        (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement.

        All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Holders certifying compliance with the foregoing provisions.

        SECTION 6.14. LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not sell, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any Equity Interests of a Restricted Subsidiary, except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) the sale of all of the Equity Interests of a Restricted Subsidiary in accordance with Section 6.10; (iii) in the case of issuance of Equity Interests by a non-Wholly Owned Restricted Subsidiary if, after giving effect to such issuance, the Company maintains its direct or indirect percentage of beneficial and economic ownership of such non-Wholly Owned Restricted Subsidiary; or (iv) as permitted by Section 6.16.

        SECTION 6.15. CHANGE OF CONTROL.

        (a) Following the occurrence of a Change of Control (the date of such occurrence being the "CHANGE OF CONTROL DATE"), the Company shall, within 30 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date.

        (b) On or before the Purchase Date, the Company shall (x) accept for payment Notes or portions thereof which are to be purchased pursuant to an Offer to Purchase under this Section 6.15, and (y) deposit at the payment office established by the Company cash in U.S. dollars sufficient to pay the purchase price of all Notes to be purchased. In the event of any Change of Control occurring prior to the Conversion Date, on the Purchase Date, the Company shall also pay to Purchaser in cash an amount equal to 2% of the aggregate principal amount of Notes so accepted for payment, which shall be credited against any placement fees or initial purchaser's discounts and commissions paid to Purchaser in connection with the Permanent Financing (to the extent the proceeds thereof are used to purchase Notes pursuant to an Offer to Purchase under this
Section 6.15).

        (c) If the Company or any Restricted Subsidiary thereof has issued any outstanding (1) Subordinated Indebtedness or (2) Preferred Equity Interests, and the Company or such Restricted Subsidiary is required to make a change of control offer or to make a distribution with respect to such Subordinated Indebtedness or Preferred Equity Interests in the event of a change of control, the Company shall not consummate any such offer or distribution with respect to such Subordinated Indebtedness or Preferred Equity Interests until such time as the Company shall have paid the Purchase Price in full to the Holders that have accepted the Offer to Purchase pursuant to this Section 6.15 and shall otherwise have consummated such Offer to Purchase. No Obligor shall issue Subordinated Indebtedness or Preferred Equity Interests with change of control provisions requiring the payment of such Indebtedness or Preferred Equity Interests prior to the payment of the Notes in the event of a Change of Control under this Agreement.

        (d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to an offer hereunder.

        SECTION 6.16. LIMITATION ON PREFERRED EQUITY INTERESTS OF RESTRICTED SUBSIDIARIES. The Company shall not permit any Restricted Subsidiary (other than any Guarantor) to issue any Preferred Equity Interests or permit any Person (other than the Company or one or more Wholly Owned Restricted Subsidiaries) to hold any such Preferred Equity Interests.

        SECTION 6.17. ADDITIONAL GUARANTEES. If the Company or any Restricted Subsidiary shall organize, acquire or otherwise invest in another Person that becomes a Restricted Subsidiary, or any Restricted Subsidiary that is not already a Guarantor shall become an obligor under the Senior Credit Facility or shall acquire any material assets, then the Company shall cause such Restricted Subsidiary to (i) execute and deliver to Purchaser and the Holders a Joinder Agreement and, if requested by Purchaser or any Holder, a notation of Guarantee and (ii) deliver to the Holders an opinion of counsel that such Joinder Agreement has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding obligation of such Restricted Subsidiary, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) generally principles of equity and the discretion of the court before which any proceeding therefor may be brought. Notwithstanding the foregoing, (A) no Foreign Subsidiary (so long as it is a Foreign Subsidiary) shall be required to become a Guarantor and (B) the Acquired Entities (other than any Foreign Subsidiary) shall not be required to become Guarantors until they are no longer Subsidiaries of a Foreign Subsidiary, which condition the Company agrees to satisfy on or prior to the Conversion Date; PROVIDED, HOWEVER, that the foregoing shall not apply to any obligor under the Senior Credit Facility.

        SECTION 6.18. LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (i) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined, in good faith, by the Board of Directors of the Company and evidenced by a Board Resolution, (ii) the Company could incur the Attributable Indebtedness in respect of such Sale and Leaseback Transaction in compliance with Section 6.8 and (iii) such Sale and Leaseback Transaction is permitted by, and the proceeds thereof are applied in compliance with, Section
6.10 hereof.

        SECTION 6.19. PAYMENTS FOR CONSENT. No ONC Entity shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

        SECTION 6.20. LEGAL EXISTENCE. Subject to Article VII hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) legal existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and the Restricted Subsidiaries; PROVIDED, HOWEVER, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary if the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

        SECTION 6.21. MAINTENANCE OF PROPERTIES; INSURANCE; COMPLIANCE WITH LAW:
CONDUCT OF BUSINESS. (a) The Company shall, and shall cause each Restricted Subsidiary to, at all times cause all material properties used in the conduct of their business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted and damage caused by casualty) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto.

        (b) The Company shall, and shall cause each Restricted Subsidiary to, maintain insurance in such amounts and covering such risks as are usually and customarily carried with respect to similar facilities according to their respective locations.

        (c) The Company shall, and shall cause each of its Subsidiaries to, comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, except as would not have a Material Adverse Effect.

        (d) Notwithstanding anything to the contrary herein (including any exceptions to any covenant), no Restricted Subsidiary (other than a Guarantor or a Foreign Subsidiary) shall engage in any business or activity except as incidental to its liquidation or dissolution.

        (e) The Company and the Restricted Subsidiaries shall not engage in any business other than an Existing Business .

        SECTION 6.22. REPORTS TO HOLDERS. The Company shall deliver to Purchaser and the Holders, at the time of the filing of same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which ONC is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, to the extent permitted, and provide Purchaser and the Holders with such quarterly and annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In addition, for so long as any Notes remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions, upon the request of any such holder.

        SECTION 6.23. USE OF PROCEEDS. (a) The proceeds from the issuance of the Notes on the Closing Date shall be used, together with borrowings of up to $215.0 million under the Senior Credit Facility, to (i) consummate the Global Acquisition, (ii) repay existing Indebtedness of the Company and its Subsidiaries (including the Acquired Entities) and (iii) pay related transaction costs.

        (b) No portion of the proceeds from the issuance of Notes shall be used in any manner which might cause the issuance or the application of such proceeds to violate the applicable requirements of Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

         SECTION 6.24. PERMANENT FINANCING; RESALE. (a) Until the Conversion
Date:

         (i) Each Obligor will take all actions which, in the reasonable judgment of Purchaser, are necessary or desir-
    able to obtain Permanent Financing as soon as practicable through the issuance of securities at such interest rates and terms as are then prevailing for new issues of securities of comparable size and credit rating in the United States capital markets. Without limiting the foregoing, each Obligor agrees to fully cooperate and to cause its management to cooperate with Purchaser and will furnish to, or cause to be furnished to, Purchaser all information and data concerning the ONC Entities that Purchaser reasonably deems appropriate, to assist Purchaser in a timely completion of the Permanent Financing, and upon Purchaser's reasonable request, to (A) promptly provide to Purchaser all financial and other information in its possession with respect to the ONC Entities and the Transactions, (B) make its senior officers available to Purchaser and its affiliates in connection with the Permanent Financing, including making them available to assist in the preparation of an offering document (including assistance in obtaining industry data), to participate in due diligence sessions and, in the case of the Company, to participate in a customary road show to market the securities comprising the Permanent Financing and (C) prepare, and to cause its Affiliates and advisors to prepare, an appropriate offering document (which shall include, among other things, historical and pro forma financial statements required under the Securities Act for an offering registered under the Securities Act), and to assist Purchaser in preparing other appropriate marketing materials, in each case to be used in connection with the Permanent Financing. The amounts to be financed by the Permanent Financing shall be as determined by the Company, but shall be in an amount at least sufficient to repay or redeem the Notes in full in accordance with their terms. The Company hereby covenants and agrees that the net proceeds from the Permanent Financing shall be used to the extent required to redeem in full the Notes in accordance with their terms.

        (ii) The Company will enter into such agreements as in the reasonable judgment of Purchaser or an Affiliate of Purchaser are customary in connection with any such Permanent Financing, make such filings, if any, under the Securities Act, the Exchange Act, the Trust Indenture Act of 1939 (if applicable) and state securities laws as in the reasonable judgment of Purchaser or such Affiliate of Purchaser shall be required to permit consummation of such Permanent Financing and take such steps as in the reasonable judgment of Purchaser or such Affiliate are necessary to cause such filings to become effective or in the rea-sonable judgment of Purchaser or such Affiliate are otherwise required to consummate such Permanent Financing; PROVIDED, HOWEVER, that the Company will not be obligated to qualify to do business as a foreign corporation in any jurisdiction in which it is not then so qualified to facilitate the Permanent Financing.

        (iii) The Company acknowledges and agrees that the Permanent Financing will be consummated, if at all, on the basis of documentation (including a securities purchase agreement, indenture and registration rights agreement) which, except to the extent the parties otherwise agree, shall embody the term sheet attached to the Engagement Letter, to the extent the terms thereof are reflected thereon, and will contain such other terms, provisions and conditions as are customary in transactions of this type.

        (b) Following the date which is 90 days after the Closing Date (or beginning at such earlier time as the marketing effort in connection with the Permanent Financing is abandoned), each Obligor agrees, upon Purchaser's request, to (i) promptly provide to Purchaser all financial and other information in its possession with respect to the ONG Entities and the Transactions, (ii) make its senior officers available to Purchaser and its affiliates in connection with the resale of Notes by Purchaser, including making them available to assist in the preparation of an offering document (including assistance in obtaining industry data), to participate in due diligence sessions and, in the case of the Company, to participate in a customary road show to market the Notes and (iii) prepare, and to cause its affiliates and advisors to prepare, an appropriate offering document (which shall include, among other things, historical and pro forma financial statements required under the Securities Act for an offering registered under the Securities Act), and to assist Purchaser in preparing other appropriate marketing materials, in each case, to be used in connection with the resale of the Notes.

        SECTION 6.25. RESTRICTIONS ON CERTAIN AMENDMENTS. Prior to the Conversion Date, no Obligor shall, or cause or permit any of its Subsidiaries to, amend, or suffer to be amended, any of their respective organizational documents, the Senior Credit Facility (except to the extent as would not materially adversely affect the Company's ability to make payments under the Financing Documents), or any stockholder agreement to which any ONC Entity is a party, except as contemplated by the Proxy Statement.

                                  ARTICLE VII

                             SUCCESSOR CORPORATION


        SECTION 7.1. LIMITATION ON CONSOLIDATION, MERGER AND SALE OF ASSETS. (a) No Obligor shall consolidate with or merge with or into (whether or not such Obligor is the Surviving Person) any other Person and the Obligors shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the property and assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person or Persons in a single transaction or series of related transactions, unless:

        (i) (x) such Obligor shall be the Surviving Person;

            (y) the Surviving Person (if other than such Obligor) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume, by an Assumption Agreement executed and delivered to the Holders, all of the obligations of such Obligor under the Financing Documents; or

            (z) in the case of the Reorganization, (A) New ONC shall assume, by an Assumption Agreement executed and delivered to the Holders, all of the obligations of Original ONC under the Financing Documents and (B) Original ONC shall become a Guarantor under the Financing Documents by executing and delivering a Joinder Agreement to the Holders and shall cease to be the "Company" under the Financing Documents;

        (ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

        (iii) other than in the case of the Reorganization, immediately after giving effect to such transaction, the Company or the Surviving Person (as the case may be) could incur at least $1.00 of additional Indebtedness under
    Section 6.8(a) (if the Company shall not be the Surviving Person, all references to the Company and the Restricted Subsidiaries in the definitions used to determine the ratio therein shall be to the Surviving Person and its Sub-sidiaries after giving effect to such transaction (excluding any Unrestricted Subsidiaries)).

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

        (b) In connection with any consolidation, merger or transfer of assets contemplated by this Section 7.1, the Company shall deliver, or cause to be delivered, to the Holders, in form and substance reasonably satisfactory to the Majority Holders, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the Assumption Agreement and/or Joinder Agreement in respect thereto comply with this Section 7.1 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with. Such opinion of counsel shall also state that each such Assumption Agreement and Joinder Agreement has been duly authorized, executed and delivered by the applicable Obligor and constitutes a valid and legally binding obligation of such Obligor, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to
(x) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (y) generally principles of equity and the discretion of the court before which any proceeding therefor may be brought.

         SECTION 7.2. SUCCESSOR PERSON SUBSTITUTED. In the event of any transaction (other than a lease) described in and complying with the conditions in Section 7.1(a) in which the Company is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Financing Documents pursuant to a supplemental indenture, such Surviving
Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company shall be discharged from its Obligations under the Financing Documents.

                                  ARTICLE VIII

                            LIMITATION ON TRANSFERS


        SECTION 8.1. RESTRICTIONS ON TRANSFER. From and after their date of issuance, none of the Notes shall be transferable except upon the conditions specified in this Section 8.1 and in Sections 8.2 through 8.3, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect of the Transfer of any of such Notes or any interest therein. Purchaser will use its commercially reasonable efforts to cause any proposed transferee of any Notes (or any interest therein) held by it to agree to take and hold such Notes (or any interest therein) subject to the provisions and upon the conditions specified in this Section 8.1 and in Sections 8.2 through 8.3.

        Notwithstanding anything to the contrary herein, (i) on or prior to the 90th day after the Closing Date, Purchaser shall not Transfer any Notes other than to any of its Affiliates and (ii) Purchaser shall not Transfer any Notes to any Person that is not a financial institution or an investment fund thereof.

         SECTION 8.2. RESTRICTIVE LEGENDS. Each Note shall (unless otherwise permitted by the provisions of Section 8.3) include a legend in substantially the following form:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE NOTE PURCHASE AGREEMENT DATED AS OF MAY 15, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE.

        SECTION 8.3. NOTICE OF PROPOSED TRANSFERS. (a) Five Business Days prior to any proposed Transfer (other than Transfers of Notes (i) registered under the Securities Act, (ii) to an Affiliate of Purchaser, provided that any such transferee shall agree to be bound by the terms of this Agreement or (iii) to be made in reliance on Rule 144A) of any Notes, the Holder thereof shall give written notice to the Company of such Holder's intention to effect such Transfer, set-ting forth the manner and circumstances of the proposed Transfer, and shall be accompanied by (i) an opinion of counsel reasonably satisfactory to the Company addressed to the Company to the effect that the proposed Transfer of such Notes may be effected without registration under the Securities Act, (ii) such representation letters in form and substance reasonably satisfactory to the Company to ensure compliance with the provisions of the Securities Act and (iii) such letters in form and substance reasonably satisfactory to the Company from each such transferee stating such transferee's agreement to be bound by the terms of this Agreement. Such proposed Transfer may be effected only if the Company shall have received such notice of transfer, opinion of counsel, representation letters and other letters referred to in the immediately preceding sentence, whereupon the Holder of such Notes shall be entitled to Transfer such Notes in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Notes transferred as above provided shall bear the legend set forth in Section 8.2 except that such certificate shall not bear such legend if the opinion of counsel referred to above is to the further effect that neither such legend nor the restrictions on Transfer in Sections 8.1 through 8.3 are required in order to ensure compliance with the provisions of the Securities Act.

        (b) Five Business Days prior to any proposed Transfer of any Notes to be made in reliance on Rule 144A, the Holder thereof shall give written notice to the Company of such Holder's intention to effect such Transfer, setting forth the manner and circumstances of the proposed Transfer and certifying that such Transfer will be made (i) in full compliance with Rule 144A and (ii) to a transferee that (A) such Holder reasonably believes to be a "qualified institutional buyer" within the meaning of Rule 144A and (B) is aware that such Transfer will be made in reliance on Rule 144A. Such proposed Transfer may be effected only if the Company shall have received such notice of transfer and an agreement from such transferee agreeing to be bound by the terms of this Agreement, whereupon the Holder of such Notes may transfer them in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Notes transferred as above provided shall bear the legend set forth in Section 8.2.

                                   ARTICLE IX

                               EVENTS OF DEFAULT


        SECTION 9.1. EVENTS OF DEFAULT. An "EVENT OF DEFAULT" occurs if

        (1) the Company fails to pay any principal of the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise (whether or not such payment is permitted by the provisions of Article XI) ;

        (2) the Company fails to pay any interest on any Note or any other amount payable by the Company under any Financing Document when the same becomes due and payable and such failure continues for a period of 30 days (whether or not such payment is permitted by the provisions of Article XI);

        (3) any Obligor fails to observe or perform any of the covenants set forth in Section 6.7 (Limitation on Restricted Payments), 6.8 (Limitation on Incurrence of Indebtedness), 6.10 (Limitation on Asset Sales), 6.15 (Change of Control), 6.23 (Use of Proceeds) or 7.1 (Limitation on Consolidation, Merger and Sale of Assets);

        (4) any Obligor fails to observe or perform any other covenant in any Financing Document for 60 days after written notice from the Holders of not less than 25% in the aggregate principal amount of the Notes then outstanding;

        (5) any representation or warranty made or deemed made by any Obligor in any Financing Document or which is contained in any certificate, document or financial or other written statement furnished to Purchaser at any time pursuant to any Financing Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

        (6) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Company or any Restricted Subsidiary, whether such Indebtedness now exists or is hereafter incurred, which default
    (x) is caused by a failure to pay when due principal or interest on such Indebtedness within the applicable express grace period,
    (y) results in the acceleration of such Indebtedness prior to its express final maturity or (z) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable Law or applicable security documents to take ownership of, the property or assets securing such Indebtedness and, in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (x), (y) or (z) has occurred and is continuing, aggregates $10.0 million or more;

        (7) the entry of a final judgment or judgments which can no longer be appealed for the payment of money in excess of $10.0 million against the Company or any Restricted Subsidiary and such judgment remains undischarged, for a period of 60 consecutive days during which a stay of enforcement of such judgment shall not be in effect;

        (8) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

            (A) commences a voluntary case,

            (B) consents to the entry of an order for relief against it in an involuntary case,

            (C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

            (D) makes a general assignment for the benefit of its creditors, or

            (E) generally is not paying its debts as they become due;

        (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (A) is for relief against the Company or any Significant Subsidiary in an involuntary case,

            (B) appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary, or

            (C) orders the liquidation of the Company or any Significant Subsidiary,

        and the order or decree remains unstayed and in effect for 60 days;

        (10) the Guarantee of any Significant Subsidiary ceases to be in full force and effect or any such Guarantee is declared to be null and void and unenforceable or any such Guarantee is found to be invalid or any of the Guarantors denies in writing its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Agreement) ; or

        (11) on and after the Conversion Date, the Company shall not own all of the Equity Interests of the Acquired Entities.

        SECTION 9.2. ACCELERATION. If an Event of Default (other than an Event of Default arising under Section 9.1(8) or (9) with respect to the Company) occurs and is continuing, the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may by written notice to the Company declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued but unpaid interest to the date of acceleration (plus, in the event of any such declaration following a Default resulting from a willful action of any ONC Entity with the intent to avoid the payment of any premium on the Notes, which declaration occurs on or after the Conversion Date and (a) before the fifth anniversary of the Closing Date, a premium (expressed as a percentage of principal amount) equal to the interest rate per annum then being paid on the Notes, or (b) on or after the fifth anniversary of the Closing Date, a premium (expressed as a percentage of principal amount) equal to the then applicable redemption premium provided for in Section 2.5(c)) and such amounts shall become immediately due and payable; PROVIDED, HOWEVER, that after such acceleration but before a judgment or decree based on such acceleration is obtained, the Majority Holders may rescind and annul such acceleration and its consequences if all existing Events of Default, other than the non-payment of accelerated principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default specified in Section 9.1(8) or
(9) with respect to the Company occurs, the principal and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Holders of the Notes.

        SECTION 9.3. POWERS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy. Every power and remedy given hereunder or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holders.

        SECTION 9.4. WAIVER OF PAST DEFAULTS AND EVENTS OF DEFAULT. Subject to Sections 9.2, 9.5 and 12.2 hereof, the Majority Holders have the right to waive any existing Default or compliance with any provision of any Financing Document. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

        SECTION 9.5. RIGHTS OF HOLDERS TO RECEIVE PAYMENT. Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal of and interest of the Note on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

        SECTION 9.6. RESTORATION OF RIGHTS AND REMEDIES. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every case, subject to any determination in such proceeding, the Company and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

                                   ARTICLE X

                               GUARANTEE OF NOTES


        SECTION 10.1. GUARANTEE. Subject to the provisions of this Article X, each Guarantor, by execution of this Agreement, jointly and severally, unconditionally guarantees to each Holder (i) the due and punctual payment of the principal of and interest on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of and interest on the Notes, to the extent lawful, and the due and punctual payment of all other Obligations and due and punctual performance of all obligations of the Company to the Holders all in accordance with the terms of such Note, this Agreement and the Registration Rights Agreement, and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise. Each Guarantor, by execution of this Agreement, agrees that its obligations hereunder shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or this Agreement, any failure to enforce the provisions of any such Note, this Agreement or the Registration Rights Agreement, any waiver, modification or indulgence granted to the Company with respect thereto by the Holder of such Note, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Guarantor.

        Each Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Note or the Indebtedness evidenced thereby and all demands whatsoever, and will covenant that this Guarantee will not be discharged as to any such Note except by payment in full of the principal thereof and interest thereon. Each Guarantor hereby agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article IX hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (ii) in the event of any declara-tion of acceleration of such Obligations as provided in Article IX hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

        SECTION 10.2. EXECUTION AND DELIVERY OF GUARANTEES. A notation of Guarantee on the Notes shall be executed on behalf of a Guarantor by the manual or facsimile signature of an Officer of such Guarantor.

        If an Officer of a Guarantor whose signature is on the Guarantee no longer holds that office, such notation of Guarantee shall be valid nevertheless.

        SECTION 10.3. LIMITATION OF SUBSIDIARY GUARANTEES. The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Agreement, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

         SECTION 10.4. RELEASE OF GUARANTOR. A Guarantor shall be released from all of its obligations under its Guarantee if:

        (i) all of the Capital Stock of such Guarantor owned by any Obligor has been sold or otherwise disposed of in a transaction in compliance with Sections 6.10 and 7.1 hereof; or

        (ii) the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company or another Guarantor in a transaction in compliance with Section 7.1 hereof;

and in each such case, such Guarantor has delivered to the Holders an Officers' Certificate stating that all conditions precedent herein provided for relating to such transactions have been complied with.

        SECTION 10.5. GUARANTEE OBLIGATIONS SUBORDINATED TO GUARANTOR SENIOR INDEBTEDNESS. Each Guarantor covenants and agrees, and each Holder of Notes, by its acceptance thereof, likewise covenants and agrees, that to the extent and in the manner hereinafter set forth in this Article X, the Indebtedness represented by the Guarantee and the payment of the principal of, premium, if any, and interest on the Notes pursuant to the Guarantee by such Guarantor are hereby expressly made subordinate and subject in right of payment as provided in this
Article X to the prior indefeasible payment and satisfaction in full in cash of all Guarantor Senior Indebtedness of such Guarantor.

        This Section 10.5 and the following Sections 10.6 through 10.10 shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of or continue to hold Guarantor Senior Indebtedness of any Guarantor; and such provisions are made for the benefit of the holders of Guarantor Senior Indebtedness of each Guarantor; and such holders are made obligees hereunder and they or each of them may enforce such provisions.

        SECTION 10.6. PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC., OF A GUARANTOR. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to any Guarantor or to its creditors, as such, or to its assets, whether voluntary or involuntary, or (b) any liquidation, dissolution or other winding-up of any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any general assignment for the benefit of creditors or any other marshalling of assets or liabilities of any Guarantor, then and in any such event:

        (1) the holders of all Guarantor Senior Indebtedness of such Guarantor shall be entitled to receive payment in full in cash of all amounts due on or in respect of all such Guarantor Senior Indebtedness, before the Holders of the Notes are entitled to receive or retain, pursuant to the Guarantee of such Guarantor, any payment or distribution of any kind or character by such Guarantor on account of any of its Obligations on its Guarantee;

        (2) any payment or distribution of assets of such Guarantor of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holders would be entitled but for the subordination provi-sions of this Article X shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Guarantor Senior Indebtedness of such Guarantor or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Guarantor Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Guarantor Senior Indebtedness held or represented by each, to the extent necessary to make payment in full in cash of all such Guarantor Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Guarantor Senior Indebtedness; and

        (3) in the event that, notwithstanding the foregoing provisions of this
    Section 10.6, the Holder of any Note shall have received any payment or distribution of assets of such Guarantor of any kind or character, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of any of its Obligations on its Guarantee before all Guarantor Senior Indebtedness of such Guarantor is paid in full in cash, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of such Guarantor for application to the payment of all such Guarantor Senior Indebtedness remaining unpaid, to the extent necessary to pay all of such Guarantor Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of such Guarantor Senior Indebtedness.

        The consolidation of a Guarantor with, or the merger of a Guarantor with or into, another Person or the liquidation or dissolution of a Guarantor following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article VII hereof shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of such Guarantor for the purposes of this
Article X if the Person formed by such consolidation or the surviving entity of such merger or the Person which acquires by conveyance, transfer or lease such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions set forth in such Article VII hereof.

        SECTION 10.7. SUSPENSION OF GUARANTEE OBLIGATIONS WHEN GUARANTOR SENIOR INDEBTEDNESS IN DEFAULT. (a) Unless Section 10.6 hereof shall be applicable, after the occurrence of a Payment Default with respect to any Designated Senior Indebtedness which constitutes Guarantor Senior Indebtedness, no payment or distribution of any assets or securities of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of such Guarantor being subordinated to its Obligations on its Guarantee) may be made by or on behalf of such Guarantor or any Subsidiary of such Guarantor, including, without limitation, by way of set-off or otherwise, for or on account of its Obligations on its Guarantee, and no holder or owner of any Notes shall take or receive from any Guarantor or any Subsidiary of such Guarantor, directly or indirectly in any manner, payment in respect of all or any portion of its Obligations on its Guarantee following the delivery by the representative of the holders of, for so long as there shall exist any Designated Senior Indebtedness under or in respect of the Senior Credit Facility, the holders of Designated Senior Indebtedness under or in respect of the Senior Credit Facility or, thereafter, the holders of Designated Senior Indebtedness which constitutes Guarantor Senior Indebtedness (in either such case, the "GUARANTOR REPRESENTATIVE") to Purchasers on behalf of the Holders of written notice of (i) the occurrence of a Payment Default on Designated Senior Indebtedness or (ii) the occurrence of a Non-Payment Event of Default on such Designated Senior Indebtedness and (in the case of this clause (ii)) the acceleration of the maturity of Designated Senior Indebtedness in accordance with its terms, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist or such acceleration has been rescinded or otherwise cured. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph (b) , such Guarantor shall resume making any and all required payments in respect of its Obligations under its Guarantee.

        (b) Unless Section 10.6 hereof shall be applicable, upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness guaranteed by a Guarantor (which guarantee constitutes Guarantor Senior Indebtedness of such Guarantor) , no payment or distribution of any assets of such Guarantor of any kind or character (including, without limita-tion, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of such Guarantor being subordinated to its Obligations on its Guarantee) shall be made by such Guarantor or any Subsidiary of any Guarantor, including, without limitation, by way of set-off or otherwise, for or on account of any of its Obligations on its Guarantee, and no holder or owner of any Notes shall take or receive from any Guarantor (or any Restricted Subsidiary or Subsidiary of such Guarantor) , directly or indirectly in any manner, payment in respect of all or any portion of its Obligations on its Guarantee for a period (a "GUARANTEE PAYMENT BLOCKAGE PERIOD") commencing on the date of receipt by Purchasers on behalf of the Holders of written notice from the Guarantor Representative of such Non-Payment Event of Default, unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph (a)) the earliest to occur of the following events: (x) more than 179 days shall have elapsed since the date of receipt of such written notice by Purchasers on behalf of the Holders, (y) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full or (z) such Guarantee Payment Blockage Period shall have been terminated by written notice to such Guarantor or Purchasers on behalf of the Holders from the Guarantor Representative after which, in the case of clause (x) , (y) or (z) , such Guarantor shall resume making any and all required payments in respect of its Obligations on its Guarantee. Notwithstanding any other provisions of this Agreement, no Non-Payment Event of Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Guarantee Payment Blockage Period initiated by the Guarantor Representative shall be, or be made, the basis for the commencement of a second Guarantee Payment Blockage Period initiated by the Guarantor Representative, whether or not initiated within the Initial Guarantee Blockage Period, unless such first Guarantor Non-Payment Event of Default shall have been cured or waived for a period of not less than 90 consecutive days. In no event shall a Guarantee Payment Blockage Period extend beyond 179 days from the date of the receipt by Purchasers on behalf of the Holders of the notice referred to in this Section 10.7(b) or, in the event of a Non-Payment Event of Default which formed the basis for a Payment Blockage Period under Section 11.3(b) hereof, 179 days from the date of the receipt by Purchasers of behalf of the Holders of the notice referred to in Section 11.3(b) (the "INITIAL GUARANTEE BLOCKAGE PERIOD"). Any number of additional Guarantee Payment Blockage Periods may be commenced during the Initial Guarantee Blockage Period; PRO-

VIDED, HOWEVER, that no such additional Guarantee Payment Blockage Period shall extend beyond the Initial Guarantee Blockage Period. After the expiration of the Initial Guarantee Blockage Period, no Guarantee Payment Blockage Period may be commenced under this Section 10.7(b) and no Payment Blockage Period may be commenced under Section 11.3(b) hereof until at least 180 consecutive days have elapsed from the last day of the Initial Guarantee Blockage Period.

        (c) In the event that, notwithstanding the foregoing, the Holder of any Note shall have received any payment from a Guarantor prohibited by the foregoing provisions of this Section 10.7, then and in such event such payment shall be paid over and delivered forthwith to the Guarantor Representative initiating the Guarantee Payment Blockage Period, in trust for distribution to the holders of Guarantor Senior Indebtedness or, if no amounts are then due in respect of Guarantor Senior Indebtedness, promptly returned to the Guarantor, or as a court of competent jurisdiction shall direct.

        SECTION 10.8. SUBROGATION TO RIGHTS OF HOLDERS OF GUARANTOR SENIOR INDEBTEDNESS. Upon the payment in full of all amounts payable under or in respect of all Guarantor Senior Indebtedness of a Guarantor, the Holders shall be subrogated to the rights of the holders of such Guarantor Senior Indebtedness to receive payments and distributions of cash, property and securities of such Guarantor made on such Guarantor Senior Indebtedness until all amounts due to be paid under the Guarantee shall be paid in full. For the purposes of such subrogation, no payments or distributions to holders of Guarantor Senior Indebtedness of any cash, property or securities to which Holders of the Notes would be entitled except for the provisions of this Article X, and no payments over pursuant to the provisions of this Article X to holders of Guarantor Senior Indebtedness by Holders of the Notes, shall, as among each Guarantor, its creditors other than holders of Guarantor Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by such Guarantor to or on account of such Guarantor Senior Indebtedness.

        If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Article X shall have been applied, pursuant to the provisions of this Article X, to the payment of all amounts payable under Guarantor Senior Indebtedness, then and in such case, the Holders shall be entitled to receive from the holders of such Guarantor Senior Indebtedness at the time outstanding any payments or distributions received by such holders of Guarantor

Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Guarantor Senior Indebtedness in full in cash.

        SECTION 10.9. GUARANTEE SUBORDINATION PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The subordination provisions of this Article X are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand and the holders of Guarantor Senior Indebtedness on the other hand. Nothing contained in this Article X or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among each Guarantor, its creditors other than holders of its Guarantor Senior Indebtedness and the Holders of the Notes, the obligation of such Guarantor, which is absolute and unconditional, to make payments to the Holders in respect of its Obligations on its Guarantee in accordance with its terms; or (b) affect the relative rights against such Guarantor of the Holders of the Notes and creditors of such Guarantor other than the holders of the Guarantor Senior Indebtedness; or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon a Default or an Event of Default under this Agreement, subject to the rights, if any, under this Article X of the holders of Guarantor Senior Indebtedness (1) in any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section
10.6 hereof, to receive, pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to such Holder, or (2) under the conditions specified in Section 10.7 hereof, to prevent any payment prohibited by such Section or enforce their rights pursuant to Section 10.7(c) hereof.

        The failure by any Guarantor to make a payment in respect of its obligations on its Guarantee by reason of any provision of this Article X shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

         SECTION 10.10. APPLICATION OF CERTAIN ARTICLE XI PROVISIONS. The provisions of Sections 11.6, 11.7 and 11.8 hereof shall apply, MUTATIS MUTANDIS, to each Guarantor and their respective holders of Guarantor Senior Indebtedness and the rights, duties and obligations set forth therein shall govern the rights, duties and obligations of each Guarantor, the holders of Guarantor Senior Indebtedness and the Holders with respect to the Guarantee and all references therein to Article XI hereof shall mean this Article X.

                                   ARTICLE XI

                             SUBORDINATION OF NOTES


        SECTION 11.1. NOTES SUBORDINATE TO SENIOR INDEBTEDNESS. The Company covenants and agrees, and each Holder of Notes, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article XI, the Indebtedness represented by the Notes and the payment of the principal of, premium, if any, and interest on the Notes are hereby expressly made subordinate and subject in right of payment as provided in this Article XI to the prior indefeasible payment and satisfaction in full in cash of all Senior Indebtedness.

        This Article XI shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of or continue to hold Senior Indebtedness; and such provisions are made for the benefit of the holders of Senior Indebtedness; and such holders are made obligees hereunder and they or each of them may enforce such provisions.

        SECTION 11.2. PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, whether voluntary or involuntary or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any general assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, then and in any such event:

        (1) the holders of Senior Indebtedness shall be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness, before the Holders of the Notes are entitled to receive or retain any payment or distribution of any kind or character on account of principal of, premium, if any, or interest on the Notes;

        (2) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holders or Purchasers would be entitled but for the provi-sions of this Article XI shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any Agreement under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

        (3) in the event that, notwithstanding the foregoing provisions of this
    Section 11.2, the Holder of any Note shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of principal of, premium, if any, and interest on the Notes before all Senior Indebtedness is paid in full in cash, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

        The consolidation of the Company with, or the merger of the Company with or into, another Person or the liquidation or dissolution of the Company following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article VII hereof shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this
Article XI if the Person formed by such consolidation or the surviving entity of such merger or the Person which acquires by conveyance, transfer or lease such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance, transfer or lease, comply with the conditions set forth in such Article VII hereof.

        SECTION 11.3. SUSPENSION OF PAYMENT WHEN SENIOR INDEBTEDNESS IN DEFAULT.
(a) Unless Section 11.2 hereof shall be applicable, after the occurrence of a Payment Default no payment or distribution of any assets or securities of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes by the Company) may be made by or on behalf of the Company or any of its Subsidiaries, including, without limitation, by way of set-off or otherwise, for or on account of principal of, premium, if any, or interest on the Notes, or for or on account of the purchase, redemption or other acquisition of the Notes, and no holder or owner of any Notes shall take or receive from the Company or any of its Subsidiaries, directly or indirectly in any manner, payment in respect of all or any portion of Notes following the delivery by the representative of, for so long as there shall exist any Designated Senior Indebtedness under or in respect of the Senior Credit Facility, the holders of Designated Senior Indebtedness under or in respect of the Senior Credit Facility or, thereafter, the holders of Designated Senior Indebtedness (in either such case, the "REPRESENTATIVE") to Purchasers on behalf of the Holders of written notice of
(i) the occurrence of a Payment Default on Designated Senior Indebtedness or
(ii) the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness and (in the case of this clause (ii)) the acceleration of the maturity of Designated Senior Indebtedness in accordance with its terms, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist or such acceleration has been rescinded or otherwise cured. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph (b) , the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

        (b) Unless Section 11.2 hereof shall be applicable, upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any assets or securities of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes by the Company) shall be made by or on be-half of the Company or any of its Subsidiaries, including, without limitation, by way of set-off or otherwise, for or on account of any principal of, premium, if any, or interest on the Notes or for or on account of the purchase, redemption, defeasance or other acquisition of Notes, and no holder or owner of any Notes shall take or receive from the Company or any of its Subsidiaries, directly or indirectly in any manner, payment in respect of all or any portion of the Notes, for a period (a "PAYMENT BLOCKAGE PERIOD") commencing on the date of receipt by Purchasers on behalf of the Holders of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph (a)) the earliest to occur of the following events: (x) more than 179 days shall have elapsed since the date of receipt of such written notice by Purchasers on behalf of the Holders, (y) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to the Company or Purchasers on behalf of the Holders from the Representative, after which, in the case of clause (x), (y) or (z), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding any other provisions of this Agreement, no Non-Payment Event of Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period unless such first Non-Payment Event of Default shall have been cured or waived for a period of not less than 90 consecutive days. In no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt by Purchasers on behalf of the Holders of the notice referred to in this Section 11.3(b) (the "INITIAL BLOCKAGE PERIOD"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; PROVIDED, HOWEVER, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced under this Section 11.3(b) and no Guarantee Payment Blockage Period may be commenced under Section 10.7(b) hereof until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period.

        (c) In the event that, notwithstanding the foregoing, the Holder of any Note shall have received any payment prohibited by the foregoing provisions of this Section 11.3, then and in such event such payment shall be paid over and delivered forthwith to the Representative initiating the Payment Blockage Period, in trust for distribution to the holders of Senior Indebtedness or, if no amounts are then due in respect of Senior Indebtedness, promptly returned to the Company, or otherwise as a court of competent jurisdiction shall direct.

        SECTION 11.4. SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Upon the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of, premium, if any and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Article XI, and no payments over pursuant to the provisions of this Article XI to the holders of Senior Indebtedness by Holders of the Notes shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

        If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Article XI shall have been applied, pursuant to the provisions of this Article XI, to the payment of all amounts payable under the Senior Indebtedness of the Company, then and in such case the Holders shall be entitled to receive from the holders of such Senior Indebtedness at the time outstanding any payments or distributions received by such holders of such Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full in cash.

        SECTION 11.5. PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Article XI are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article or elsewhere in this Agreement or in the Notes is intended to or shall
(a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon a Default or an Event of Default under this Agreement, subject to the rights, if any, under this Article XI of the holders of Senior Indebtedness (1) in any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 11.2 hereof, to receive, pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to such Holder, or (2) under the conditions specified in Section 11.3, to prevent any payment prohibited by such Section or enforce their rights pursuant to Section 11.3(c) hereof.

        The failure to make a payment on account of principal of, premium, if any, or interest on the Notes by reason of any provision of this Article XI shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

        SECTION 11.6. NO WAIVER OF SUBORDINATION PROVISIONS. (a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

        (b) Without limiting the generality of subsection (a) of this Section 11.6, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article XI or the obligations hereunder of the Holders of the Notes to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agree-ment under which Senior Indebtedness is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection or payment of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Company and any other Person; PROVIDED, HOWEVER, that in no event shall any such actions limit the right of the Holders of the Notes to take any action to accelerate the maturity of the Notes pursuant to Article IX hereof or to pursue any rights or remedies hereunder or under applicable laws if the taking of such action does not otherwise violate the terms of this Agreement.

        SECTION 11.7. RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon any payment or distribution of assets of the Company referred to in this Article XI, the Holders shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding-up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XI.

        SECTION 11.8. NO SUSPENSION OF REMEDIES. Nothing contained in this
Article XI shall limit the right of the Holders of Notes to take any action to accelerate the maturity of the Notes pursuant to Article IX or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Article XI of the holders, from time to time, of Senior Indebtedness.


                                  ARTICLE XII

                                  MISCELLANEOUS


         SECTION 12.1. NOTICES. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereafter specify for the purpose to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature pages hereof and receipt thereof is confirmed by telephone or in writing, (ii) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section.

        SECTION 12.2. NO WAIVERS. (a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

        (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Majority Holders; PROVIDED, HOWEVER, that without the consent of each Holder of any Note affected thereby, an amendment or waiver may not (i) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate or extend the time for payment of interest on any Note, (iii) reduce the principal amount of or extend the stated maturity of any Note or (iv) make any Note payable in money or property other than as stated in such Note; PROVIDED, FURTHER, HOWEVER, that no such amendment or waiver which affects the rights of Purchaser and its Affiliates otherwise than solely in their capacities as Holders of Notes shall be effective with respect to them without their prior written consent. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, consent, or waiver as provided in any Financing Document, Notes which are owned by any Obligor or by any Affiliate of any Obligor, shall be disregarded and deemed not to be outstanding for the purpose of any such determination; PROVIDED, HOWEVER, that, Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes the pledgee's right so to act with respect to the Notes and that the pledgee is not an obligor or any Affiliate of any Obligor.

         SECTION 12.3. INDEMNIFICATION. The Obligors agree, jointly and severally, to indemnify and hold harmless Purchaser, its affiliates, and each Person, if any, who controls Purchaser, or any of its affiliates, within the meaning of the

Securities Act or the Exchange Act (a "CONTROLLING PERSON"), and their respective partners, agents, employees, officers and directors of Purchaser, its affiliates and any such Controlling Person (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES"), from and against any and all losses, claims, damages, liabilities and expenses (including, as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto) relating to or arising out of, or in connection with, any activities contemplated by any Financing Document or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "DISCLOSURE DOCUMENTS") pertaining to any of the transactions or proposed transactions contemplated therein, including any eventual refinancing or resale of the Notes; PROVIDED, HOWEVER, that no Obligor will be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result solely from such Indemnified Party's gross negligence, willful misconduct or bad faith. The Obligors jointly and severally, also agree that no Indemnified Party shall have any liability for claims, liabilities, damages, losses or expenses, including legal fees, incurred by any Obligor in connection with this Agreement unless they are determined by final judgment of a court of competent jurisdiction to result solely from such Indemnified Party's gross negligence, willful misconduct or bad faith.

        If any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against any Obligor under this Agreement, such Indemnified Party shall promptly notify the Company in writing and the Company shall, if requested by such Indemnified Party or if the Company desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Company shall not affect any obligations the Company may have to such Indemnified Party under this Agreement or otherwise unless the Obligors are materially adversely affected by such failure. Such Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless: (i) the Company has failed to assume the de-fense and employ counsel reasonably satisfactory to such Indemnified Party or
(ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and an Obligor, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to an Obligor, in which case, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of Obligors, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; PROVIDED, HOWEVER, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by Purchaser. The Obligors shall not be liable for any settlement of any such action effected without the written consent of the Company (which shall not be unreasonably withheld) and the Obligors, jointly and severally, agree to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Company. In addition, no Obligor will, without the prior written consent of Purchaser, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express, unconditional release of Purchaser and the other Indemnified Parties, satisfactory in form and substance to Purchaser, from all liability arising out of such action, claim, suit or proceeding.

        If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Obligors shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by Purchaser on the other from the transactions contemplated by this Agreement or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Purchaser on the other, but also the relative fault of the Company and Purchaser as well as any other relevant equitable considerations. Notwithstanding the provisions of this Section 12.3, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by Purchaser pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Purchaser on the other with respect to the transactions contemplated hereby shall be deemed to be in the same proportion as (x) the total value of the transactions contemplated hereby bears to (ii) the fees paid to Purchaser with respect to the transactions contemplated hereby. It is hereby further agreed that the relative fault of the Company on the one hand and Purchaser on the other with respect to the transactions contemplated hereby shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Company or by Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

        The indemnification, contribution and expense reimbursement obligations set forth in this Section 12.3 (i) shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of this Agreement and the other Financing Documents and the payment in full of the Notes and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Purchaser or any other Indemnified Party.

        SECTION 12.4. EXPENSES; DOCUMENTARY TAXES. The Obligors, jointly and severally, agree to pay (i) all reasonable out-of-pocket expenses of Purchaser, including fees and disbursements of counsel, in connection with any waiver or consent hereunder or under any other Financing Document or any amendment hereof or thereof and (ii) all out-of-pocket expenses of Purchaser and the Holders, including fees and disbursements of their counsel, in connection with any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. In addition, the Company agree to pay any and all stamp, transfer and other similar taxes, assessments or charges payable in connection with the execution and delivery of any Fi-nancing Document or the issuance of Notes (other than any Note issued in a Transfer) .

        SECTION 12.5. PAYMENT. The Company agrees that, so long as Purchaser shall own any Notes purchased by it from the Company hereunder, the Company will make payments to Purchaser of all amounts due thereon by wire transfer by 11:00 a.m. on the date of payment to such account as is specified beneath Purchaser's name on the signature page hereof or to such other account or in such other similar manner as Purchaser may designate to the Company in writing.

        SECTION 12.6. REGISTER. The Company shall keep at its principal office a register (the "REGISTER") in which shall be entered the names and addresses of the registered holders of the Notes and particulars of the respective Notes held by them and of all transfers of such Notes. References to the "Holder" or "Holders" shall mean the Person or Persons listed in the Register as the payee of any Note. The ownership of the Notes shall be proven by the Register.

        SECTION 12.7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company and upon Purchaser and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the Company shall not assign or otherwise transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Majority Holders. All provisions hereunder purporting to give rights to Purchaser and its Affiliates or to Holders are for the express benefit of such Persons.

        SECTION 12.8. NEW YORK LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN

ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        SECTION 12.9. INDEPENDENCE OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

        SECTION 12.10. SEVERABILITY. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is held by a court of competent jurisdiction to be invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall in no way be affected thereby; PROVIDED, HOWEVER, that the parties shall negotiate in good faith to replace the offending provision or application with a substitute provision or application that will have substantially the same economic effect. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

        SECTION 12.11. ENTIRE AGREEMENT; BENEFIT. This Agreement and the other Financing Documents constitute the entire contract among the parties relating to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents. Nothing in any Financing Document is intended to confer upon any Person (other than the parties thereto and any Indemnified Party) any rights, remedies, obligations or liabilities under or by reason of the Financing Documents.

        SECTION 12.12. HEADINGS. Article and Section headings and the Tables of Contents and Exhibits and Schedules are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

         SECTION 12.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 12.14. EFFECTIVENESS. This Agreement shall become effective upon (i) execution and delivery of the signature pages hereof by the parties hereto and (ii) payment by the Company to Purchaser of a commitment fee equal to $1.0 million, which the Company agrees to pay on the earlier of the Closing Date and the initial borrowing under the Senior Credit Facility.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the dare first above written.


                                       COMPANY:

                                       OGLEBAY NORTON COMPANY



                                       By: David H. Kelsey
                                           ------------------------------------
                                           Name:     David H. Kelsey
                                           Title:    Vice President and
                                                        Chief Financial Officer
                                           Address:  1100 Superior Avenue
                                                     Cleveland, OH 44114

                                           Attention:
                                           Telecopy: 216-861-2863

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.


                                       GUARANTORS:

                                       OGLEBAY NORTON HOLDING COMPANY
                                       ONCO INVESTMENT COMPANY
                                       COLORADO SILICA SAND, INC.
                                       OGLEBAY NORTON ENGINEERED
                                          MATERIALS, INC.
                                       OGLEBAY NORTON INDUSTRIAL
                                          MINERALS, INC.
                                       OGLEBAY NORTON INDUSTRIAL SANDS,
                                          INC.
                                       OGLEBAY NORTON LIMESTONE COMPANY
                                       OGLEBAY NORTON TERMINALS, INC. -
                                          d/b/a Cleveland Bulk Terminals
                                       OGLEBAY NORTON ACQUISITION
                                          COMPANY


                                       By:   /s/ Jeffery S. Gray
                                             -----------------------------------
                                             Name:     Jeffery S. Gray
                                             Title:    Vice President


                                       TEXAS MINING, LP

                                       By:   OGLEBAY NORTON INDUSTRIAL
                                             SANDS, INC.


                                       By:   /s/ Jeffery S. Gray
                                             -----------------------------------
                                             Name:     Jeffery S. Gray
                                             Title:    Vice President

                                       Address:        1100 Superior Avenue
                                                       Cleveland, OH 44114

                                       Attention:
                                       Telecopy:       216-861-2863

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.


                                       PURCHASER:

                                       CIBC OPPENHEIMER CORP.


                                       By:   /s/ Brian S. Gerson
                                             Name:  Brian S. Gerson
                                             Title: Managing Director

                                       425 Lexington Avenue
                                       New York, New York 10017
                                       Attention:  Edward Levy
                                       Telecopy:   (212) 885-4998

                                       Account Number and Bank for
                                           Payment: